Exhibit 10.22

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

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LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of December 21, 2006 (the “Effective Date”) by and between KIRIN BREWERY CO., LTD, a Japanese corporation with its principal offices at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, 104-8288 Japan (“Kirin”), and AVEO PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at 75 Sidney Street, Cambridge, MA 02139 United States (“Aveo”). Kirin and Aveo may be referred to herein each, individually, as a “Party” or, collectively, as the “Parties.”

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WHEREAS, Kirin has developed a proprietary compound that may be useful to treat cancer by inhibiting angiogenesis, and is currently sponsoring a phase I clinical trial of this compound in cancer patients in Europe;

WHEREAS, Aveo focuses in the oncology area and has expertise in clinical development of oncology drug candidates, as well as a platform technology for discovering the genetic profiles of tumors that do and do not respond to particular therapies;

WHEREAs, Aveo is interested in obtaining exclusive rights to further develop, manufacture and commercialize Kirin’s compound (as well as a related back-up compound) in all territories outside of Asia (the Aveo Territory, more particularly defined below); and

WHEREAS, Kirin is willing to license Aveo for the Aveo Territory for the development, manufacture and commercialization of certain products based on such compounds, while retaining all rights to do so for the Kirin Territory (defined below), all as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The initially capitalized terms below in this Article have the following meanings as used throughout this Agreement. Derivative forms of these defined terms shall be interpreted accordingly.

1.1 “Active Contract” has the meaning given in Section 3.13.

1.2 “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

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1.3 “Annual Regulatory Report” has the meaning given in Section 2.5.

1.4 “Aveo Annual Development Plan” means, for each calendar year, Aveo’s then most current written plan that describes Aveo’s clinical development plans for Licensed Product activities for that year, and covers other subject matter as called for in Section 2.3. The Aveo Annual Development Plan shall be established each year and may be modified during the course of any year as provided in Section 2.3.

1.5 “Aveo Overall Clinical Development Plan” means a high-level, long-term plan for the clinical and regulatory development of Licensed Compounds, Licensed Products and Licensed Product Biomarkers by Aveo (and those deriving rights from Aveo, including its Affiliates and Sublicensees) through their Marketing Approval in the Major Market Countries and the other countries of the Aveo Territory. The first Aveo Overall Clinical Development Plan has been exchanged between the Parties prior to the Effective Date. The Aveo Overall Clinical Development Plan may be updated pursuant to Section 2.4, subject to the requirements of Section 2.4(b) regarding certain fundamental changes to the Aveo Overall Clinical Development Plan that would require Kirin’s consent.

1.6 “Aveo Know-How” means all Know-How that Aveo develops or owns or Controls during the Term that relates in any way to any Licensed Product, Licensed Compound, Licensed Product Biomarker or method of making, using (including methods of administration) or testing of (or in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice (including those present during the practice of) any such method). The Aveo Know-How includes all clinical data generated in clinical trials of Licensed Product by Aveo or its Affiliates.

1.7 “Aveo Patents” means all Patents that claim Aveo Product Inventions and all other Patents Controlled by Aveo during the Term that claim or otherwise cover any Licensed Compound, Licensed Product, Licensed Product Biomarker, or method of making, using (including methods of administration) or testing of (or in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice (including those present during the practice of) any such method).

1.8 “Aveo Product Inventions” means any and all Product Inventions for which Aveo (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such invention, that were invented in the course of Aveo’s or its Affiliate’s Licensed Product activities during the Term, other than any Joint Product Inventions. For purposes of this definition, all inventions conceived or reduced to practice under any Prior Agreement by Aveo (including under the Materials Transfer Agreement referred to in clause (ii) of the definition of “Prior Agreements,” (which in accordance with Section 12.2 is being superseded with respect to ownership of and rights to each “Invention” as such term is defined in Section 7 of that agreement)) shall be deemed to have been conceived or reduced to practice pursuant to Aveo’s Licensed Product activities during the Term. Inventorship for purposes of this definition shall be determined in accordance with United States patent law.

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1.9 “Aveo Product IP” means the Aveo Know-How; the Aveo Product Inventions; the Aveo Patents and Aveo’s interest in the Joint Product Inventions and Jointly Owned Product Patents.

1.10 “Aveo Territory” means all countries in the world — other than those of the Kirin Territory — together with the territories and possessions of such countries that are not part of the Kirin Territory.

1.11 “Bulk Drug Substance” means the compound that Kirin refers to as of the Effective Date as KRN951, in bulk form, manufactured in accordance with Japanese and European Union cGMPs for clinical materials, which if appropriately formulated and finished, would constitute the Licensed Product.

1.12 “cGMP” means, as of a given point in time and regulatory jurisdiction, then-current Good Manufacturing Practices in accordance with the regulations and standards required by the Regulatory Authority for such jurisdiction.

1.13 “Clinical Regulatory Filings” means data, filings or materials relating to Licensed Compounds, Licensed Products or Licensed Product Biomarkers submitted to the applicable Regulatory Authorities, including (a) data derived from clinical trials, and (b) data, filings or materials relating to or contained in any CMC or DMF.

1.14 “CMC” means the Chemistry, Manufacturing and Controls portion of any Licensed Product NDA in the United States, or equivalent or similar portion of a Marketing Approval Application or Marketing Approval in another regulatory jurisdiction.

1.15 “Combination Product” has the meaning given in Section 5.8.

1.16 “Commercial Plan” has the meaning given in Section 2.2(e).

1.17 “Commercially Reasonable Efforts” means the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a biopharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from the company’s own research efforts (i.e., explicitly ignoring the royalty, milestone and all other payments due Kirin under this Agreement), taking into account its safety and efficacy, the competitiveness of alternative products, its proprietary position, pricing, reimbursement and other market-specific factors, and all other relevant factors. Commercially Reasonable Efforts requires (without limitation) that the Party exerting such efforts (i) promptly assign responsibility for its obligations to specific employee(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a commercially reasonable manner.

1.18 “[**]” has the meaning given in Section 2.4(b)(iii).

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1.19 “Competing Product” means any pharmaceutical product or product candidate that: (i) contains (a) [**]. For the purpose of this Competing Product definition, [**] means any composition of matter [**].

1.20 “Confidential Information” means all information received by either Party from the other Party or disclosed by either Party to the other Party pursuant to this Agreement, or pursuant to or that is otherwise subject to any Prior Agreement, in each case, which information is disclosed under circumstances reasonably indicating that it is confidential. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(a) is publicly disclosed and made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to the date of disclosure by the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d) has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party in breach of this Agreement; or

(e) has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

1.21 “Control” means, with respect to any Know-How, Patent Right or other intellectual property right, possession by a Party, directly or through an Affiliate controlled by such Party (whether by ownership or license (other than pursuant to this Agreement)) of the ability to grant a license or sublicense as provided for herein without violating the terms of any pre-existing written agreement with any Third Party. Any Patent, Know-How or other intellectual property right that is licensed or acquired by a Party following the Effective Date and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.22 “Current KRN951 Clinical Study” means the Phase I Clinical Study being conducted by Kirin as of the Effective Date entitled “An Open-label, Non-randomized Dose Escalation Study of KRN951 Administered Orally to Patients with Solid Tumors”, having Protocol Number KRN951/03-B01.

1.23 “Current Manufacturer” means [**], an entity organized under the laws of Japan. As of the Effective Date, the Current Manufacturer has an address for notice purposes at [**]. The Current Manufacturer may update its notice address for purposes of its rights under this Agreement, by written notice to Aveo given in accordance with Section 12.5.

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1.24 “Development Committee” has the meaning given in Section 2.2(a).

1.25 “Diligence Plan” has the meaning given such phrase in Section 3.4.

1.26 “Distributor” means any non-Sublicensee Third Party (i.e., any Third Party that is not granted a Sublicense) that has been granted the right to distribute or resell in the Aveo Territory any quantities of Licensed Product, which quantities are provided by Aveo or its Affiliates.

1.27 “DMF” means a Drug Master File in the United States or equivalent filing or filing serving a similar purpose in another regulatory jurisdiction.

1.28 “EMEA” has the meaning given such term within the definition of Regulatory Authority.

1.29 “FDA” means the United States Food and Drug Administration or any successor entity.

1.30 “Field” means the diagnosis, prevention, and treatment of any and all diseases and conditions in humans.

1.31 “FTE” means the equivalent of one (1) person working full time for one (1) year (whether provided through the working time of one (1) individual or more individuals).

1.32 “GAAP” means, with respect to Aveo, then-current applicable Generally Accepted Accounting Principles in the United States, consistently applied, and with respect to Kirin, similar Japanese principles and procedures, consistently applied.

1.33 “IND” means an Investigational New Drug application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312) in the United States or a comparable filing in any other jurisdiction (i.e., a filing with a Regulatory Authority that must be made prior to commencing clinical testing in humans), in each case with respect to a Licensed Product.

1.34 “Joint Inventions” means any and all inventions for which Kirin (or its Affiliate) and Aveo (or its Affiliate) each have (meaning that each employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. patent claiming such invention. Inventorship for purposes of this definition shall be determined in accordance with United States patent law.

1.35 “Joint Other Invention Patents” means all Patents claiming or disclosing Joint Other Inventions.

1.36 “Joint Other Inventions” means any and all Joint Inventions that are not Product Inventions.

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1.37 “Joint Product Inventions” means any and all Joint Inventions that are Product Inventions.

1.38 “Jointly Owned Product Patents” means all Patents that claim Joint Product Inventions.

1.39 “Kirin Annual Development Plan” means, for each calendar year, Kirin’s then most current written plan that describes Kirin’s clinical development plans for Licensed Product activities for that year, and covers other subject matter as called for in Section 2.3(e). The Kirin Annual Development Plan shall be established each year and may be modified during the course of any year as provided in Section 2.3(e).

1.40 “Kirin Product Inventions” means any and all Product Inventions for which Kirin (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the U.S. Patent claiming such Product Invention, that were invented in the course of Kirin’s (or its Affiliate’s) Licensed Product activities during the Term, other than any Joint Product Inventions. Inventorship for purposes of this definition shall be determined in accordance with United States patent law.

1.41 “Kirin Product Invention Patents” means all Patents claiming or disclosing Kirin Product Inventions.

1.42 “Kirin Territory” means all the countries in Asia, and their territories and possessions. The countries in Asia as defined by this Agreement are listed in Exhibit A.

1.43 “Know-How” means (i) all information, techniques, data, inventions, practices, methods, processes, knowledge, know-how, skill, experience, technical data, test results (including pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, distribution, pricing, cost, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays and other materials.

1.44 “Licensed Compounds” means (i) the compound that Kirin refers to as of the Effective Date as KRN951 (the structure of which has previously been disclosed in writing to Aveo); (ii) the compound that Kirin refers to as of the Effective Date as KRN633 (the structure of which has previously been disclosed in writing to Aveo), and (iii) any and all salts, stereoisomers, racemates, tautomers, polymorphs, complexes, chelates, crystalline and amorphous forms, prodrugs, solvates (including hydrates), metabolites and metabolic precursors (whether active or inactive) thereof.

1.45 “Licensed Know-How” means all Know-How that (i) is owned or Controlled by Kirin as of the Effective Date of this Agreement or thereafter during the Term, and (ii) relates in any way to any Licensed Compound, Licensed Product, Licensed Product Biomarker or method of making, using (including methods of administration) or testing (in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice any such method); but excluding: (a) general formulation Know-How of Kirin not specific to any of the foregoing and where such general formulation Know-How is not incorporated into the Licensed Product formulation that is in clinical testing as of the Effective Date, and (b) any in-licensed Know-How for which Kirin

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would owe a Third Party consideration if Kirin grants rights thereunder to Aveo (unless Aveo agrees in writing to pay such consideration). The items listed in Exhibit F, are included in the Licensed Know-How. Kirin will provide instructions to its contractors identified in such Exhibit for them to disclose such items of Know-How to Aveo within ninety (90) days after the Effective Date, and shall take all additional actions reasonably necessary to facilitate such transfer (other than payment of monies or relinquishment of other rights of Kirin), but shall not be responsible to directly transfer to or teach Aveo items of Licensed Know-How in the possession of these contractors. If required by any such contractor, Aveo will pay the reasonable costs incurred by such contractor in transferring such Licensed Know-How. The Licensed Know-How disclosed by the contractors instead of directly by Kirin shall nevertheless be deemed disclosed by Kirin under this Agreement for purposes of the “Confidential Information” definition.

1.46 “Licensed Patents” means the Listed Kirin Patents, the Kirin Product Invention Patents, and Kirin’s interest in the Jointly Owned Product Patents.

1.47 “Licensed Product Biomarkers” means any and all biomarkers (including metabolite, DNA, RNA and protein profiles) discovered or developed by or on behalf of Aveo or Kirin that (a) are for use with (including use in clinical testing of or use in any decision whether to prescribe), or (b) relate to, are associated with or are correlated with patient populations and/or tumors that do or do not respond to treatment with, in the case of each of (a) and (b), any one (1) or more Licensed Product(s). Such a biomarker is a Licensed Product Biomarker regardless of its stage of discovery, development, advancement or commercialization, and whether or not the biomarker is already validated or recognized by any Regulatory Authority. Such biomarkers “discovered or developed by or on behalf of Aveo or Kirin” include those discovered or developed by Aveo’s or Kirin’s respective Affiliates, Sublicensees or contractors. To avoid any doubt, as used throughout this Agreement, “methods of testing for the presence of any Licensed Product Biomarkers” includes assays for the presence of such Licensed Product Biomarkers, including any that may be employed in either Party’s clinical testing of any Licensed Product or that may be referred to in the labeling for any Licensed Product in connection with Marketing Approval thereof anywhere in the world, and any items necessary or useful to conduct such assays in the same manner as in such clinical testing or as referred to in such Marketing Approvals.

1.48 “Licensed Products” means any and all pharmaceutical compositions that contain one (1) or more Licensed Compound(s).

1.49 “Licensed Technology” means both Licensed Patents and Licensed Know-How.

1.50 “Listed Kirin Patents” means (a) all patents and patent applications listed in Exhibit B; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing, (d) all counterparts to the foregoing in other countries; and (e) all Supplementary Protection Certificates, restoration of patent term and other similar rights of Kirin and its Affiliates based on any of the foregoing.

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1.51 “Major Market Countries” means the United States, Great Britain, France, Italy, Spain and Germany.

1.52 “Marketing Approval” means, with respect to a Licensed Product, all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations and authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority necessary for the manufacture, distribution, use or sale of such Licensed Product in a regulatory jurisdiction, including, in the case of a country in the Territory where Pricing Approval is necessary for the sale of a Licensed Product, the granting of Pricing Approval in such country. As used in this definition of Marketing Approval, “Pricing Approval” means the approval or governmental decision establishing a price for a Licensed Product that can be charged to consumers and will be reimbursed by the applicable government authority(ies) in such country.

1.53 “Marketing Approval Application” means an NDA or a comparable filing or filing serving to apply for Marketing Approval in any other jurisdiction, in each case with respect to a Licensed Product.

1.54 “NDA” means a New Drug Application as defined in the United States Food Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §314).

1.55 “Net Sales” means the gross amount invoiced by Aveo or its Affiliates (and to be clear, not sales by Sublicensees) for the sale of Licensed Products in the Aveo Territory, less any of the following applicable deductions related to such sale and, except in the case of (e), included in the invoiced amounts: (a) normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions, and rebates, and allowances and adjustments for rejections, recalls, outdated products, returns, in each event whether voluntary or required; (b) freight, shipping, insurance, sales, use, excise, value-added and similar customs, taxes, tariffs or duties imposed on such sale, transfer, or other disposition; (c) credits actually given or allowances actually made for wastage replacement, Medicare/Medicaid rebates, indigent patient and similar programs to provide Licensed Product on a no-profit or at-cost basis, to the extent actually deducted from the gross amount invoiced and either not required to be paid by, or refunded to, the customer or other payor; (d) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions (to be clear, other than retroactive price reductions granted as part of any collections efforts or to resolve uncollectible accounts) or due to recalls or government laws or regulations requiring rebates; (e) an allowance for bad debt and uncollectible accounts, not to exceed [**] percent ([**]%) of the gross amount invoiced and not to exceed the amount of the allowance actually used by the invoicing entity to account for bad debt and uncollectible accounts with respect to such invoiced amounts to prepare the invoicing entity’s audited financial statements for financial reporting purposes. Even if there is overlap between any of deductions (a) - (d), each individual item shall only be deducted once in each Net Sales calculation. Bad debt and uncollectible accounts shall be addressed solely by the deduction of the allowance provided for in clause (e) above in this paragraph, and any write-off of bad debt or uncollectible accounts shall not be deemed encompassed in any of deductions (a) - (d). Net Sales calculated as described above shall be adjusted for Combination Products, as provided in Section 5.8. Net Sales shall not include amounts for any Licensed Product furnished to a Third Party for which payment is not intended to be and is not received, such as Licensed Products used in clinical

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trials or Licensed Products distributed as promotional or free goods; provided that the amounts of such Licensed Products so made available are reasonable for the intended purpose and within customary amounts; and provided, further, that this sentence is not intended to address accounting for quantities of Licensed Products associated with bad debt or uncollectible accounts (which, to be clear, shall be dealt with only under clause (e) above).

Net Sales excludes amounts from sales or other dispositions of Licensed Product between Aveo and any of its Affiliates or Sublicensees, solely to the extent that such entity purchasing a Licensed Product resells such Licensed Product to a Third Party and such resale is included in Net Sales or such sale forms the basis for (and is included in) Sublicensing Revenue.

Net Sales includes sales to any Distributor. If, in addition to or in lieu of a transfer price paid for quantities of Licensed Product supplied, any Distributor provides consideration to Aveo or its Affiliates or Sublicensees in connection with the grant of rights to distribute any Licensed Product, then such consideration shall be included in the calculation of Net Sales in the quarter in which it is received by Aveo, its Affiliates or Sublicensees.

Net Sales amounts shall be determined from the books and records of Aveo and its Affiliates maintained in accordance with GAAP consistently applied, and such amounts shall be calculated using the same accounting principles used for other Aveo (or Aveo Affiliate) products for financial reporting purposes.

1.56 “Other Licensee(s)” means any Affiliate or Third Party to whom Kirin or any of its Affiliates has granted a license or sublicense to research, develop, manufacture or commercialize a Licensed Compound, Licensed Product or Licensed Product Biomarker in the Kirin Territory. For clarity, Other Licensee includes any Affiliate or Third Party to whom Kirin has granted a sublicense under the licenses granted to Kirin pursuant to Section 4.6.

1.57 “Party” and “Parties” have the meanings given such terms in the opening paragraph of this Agreement.

1.58 “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates restoration of patent terms and other similar rights.

1.59 “Phase I Trial” means, with respect to a Licensed Product, a clinical trial on sufficient numbers of normal, human volunteers and/or patients that is designed to establish that such Licensed Product is safe for its intended use, and to support its continued testing in Phase II Trials.

1.60 “Phase II Trial” means, with respect to a Licensed Product, a clinical trial on sufficient numbers of human patients that is designed to establish the safety and biological activity of such Licensed Product for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed or that may be used to find or determine such dosage, as described as a phase II clinical trial in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States.

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1.61 “Phase III Trial” means, with respect to a Licensed Product, a clinical trial on sufficient numbers of human patients that is designed to establish that such Licensed Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and more directly (than a Phase II Trial) supporting Marketing Approval or label expansion of such Licensed Product, as described as a phase III clinical trial in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the United States.

1.62 “Pivotal Clinical Trial” means any clinical trial that is officially designated as a phase III clinical trial with the Regulatory Authority having jurisdiction, or that (regardless of whether denominated “phase II” or “phase III” or otherwise denominated) is intended to serve to gather any of the pivotal data that (if favorable) would support Marketing Approval.

1.63 “Prior Agreements” means collectively: (i) that certain Confidential Information Agreement between the Parties dated August 22, 2005; (ii) that certain Material Transfer Agreement between the Parties dated August 29, 2006; and (iii) that certain Memorandum of Understanding between the Parties dated October 6, 2006.

1.64 “Product Inventions” means any and all patentable inventions that constitute or relate in any way to (a) any Licensed Compound, Licensed Product, Licensed Product Biomarker, (b) any method of making, using (including methods of administration) or testing (in the case of testing, of or for the presence of) any of the foregoing, and/or (c) any article necessary or useful to practice (including those present during the practice of) any method referred to in clause (b).

1.65 “[**]” has the meaning given in Section 2.4(b)(ii).

1.66 “Regulatory Authority” means any national (e.g., but without limitation, the FDA), supra-national (e.g., but without limitation, the European Commission, the Council of the European Union, or the European Medicines Evaluation Agency (EMEA)), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Marketing Approval for pharmaceutical products or medical devices (including regulated diagnostics).

1.67 “Regulatory Exclusivity” means a government-granted right to exclude others from manufacturing, using or marketing a pharmaceutical product, other than a right conferred solely by a Patent.

1.68 “[**]” has the meaning given in Section 4.4(a).

1.69 “Safety Data” means adverse event information and other information (if any) required by one (1) or more Regulatory Authorities to be reported to such Regulatory Authorities under applicable laws.

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1.70 “Specifications” means the list of tests, references to analytical procedures and appropriate acceptance criteria to which Bulk Drug Substance shall conform to be considered acceptable for use in development work. The Specifications for the Bulk Drug Substance are set forth on Exhibit D.

1.71 “Sublicensee” means a Third Party to whom Aveo (or its Affiliate) has granted a sublicense under any Licensed Technology.

1.72 “Sublicensing Revenue” means all consideration received by Aveo or any of its Affiliates from (x) Sublicensees or (y) any Sublicensees of Aveo’s and its Affiliates’ direct Sublicensees, in either case in connection with rights relating to Licensed Compounds and/or Licensed Products. Sublicensing Revenue includes upfront payments, milestone payments, research and development funding (subject to (b), below), royalties, and (subject to (a), below) equity investments (whether in the form of stock purchase, options, warrants or other forms) paid directly or indirectly to Aveo (or any of its Affiliates) from (or on behalf of) any Sublicensees (and/or sub-Sublicensees) for Licensed Products. Notwithstanding the foregoing:

(a) Sublicensing Revenue will exclude amounts paid to Aveo as an equity investment in Aveo (whether in the form of stock purchase, options, warrants or other forms) to the extent that the amount of such investment (calculated in case of options, warrants and the like as if exercised and including all amounts due on exercise) is equal to or less than [**] percent ([**]%) of the total value of consideration from the particular Sublicensee and does not involve any premium greater than [**] percent ([**]%) over fair market value of the equity investment (and if the investment is less than such [**] percent ([**]%) limit, only the premium greater than [**] percent ([**]%) over fair market value is included Sublicensing Revenues; to the extent such investment exceeds the [**] percent ([**]%) limit, [**] percent ([**]%) of the equity investment exceeding the [**] percent ([**]%) limit will be included in Sublicensing Revenue (regardless of whether representing fair market value or premium)); and

(b) research and development funding to fund activities directly in furtherance of Licensed Compound, Licensed Product and/or Licensed Product Biomarker clinical, regulatory and manufacturing process development in order ultimately to seek Marketing Approval therefor (including pre-clinical studies to support the filing of an IND and clinical studies) is excluded from Sublicensing Revenue to the extent that such funding is equal to or less than [**] percent ([**]%) of the total value of consideration from the particular Sublicensee, but will be included in Sublicensing Revenue to the full extent exceeding this [**] percent ([**]%) limit or not funding activities in such direct furtherance as described above in this subsection (b).

Solely for purposes of determining the limits of (a) and (b), the total value of consideration from the Sublicensee shall be deemed to be the un-discounted sum of all possible upfront payments, milestone payments, research and development funding, equity investments (whether in the form of stock purchase, option, warrant or other form and calculated as regards options, warrants and other similar rights as if exercised and including all amounts due on exercise) and other payments due under or in connection with the Sublicense, excluding only royalties calculated as a percentage of net sales. The probability and timing of payment and receipt of the payments included in the “total value of consideration from the Sublicensee” for purposes of (a) and (b) shall not be taken into consideration. Instead, the calculation shall be made employing the assumption that all payments provided for in or in connection with the Sublicense will be made, and without applying any discount in relation to the time value of money.

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To avoid any doubt “consideration received by Aveo or any of its Affiliates from Sublicensees in connection with rights relating to Licensed Compounds and/or Licensed Products” extends to and includes consideration that is paid on the basis of rights (including covenants not to sue) under any intellectual property relating to any Licensed Product, even if not owned by Kirin (for example but without limitation, the Aveo Patents) and even if Aveo structures its grant of rights to the Sublicensee so that the grant of rights under the Licensed Patents formally occurs in a separate written agreement from the grant of rights under other intellectual property of Aveo relating to the Licensed Compounds, Licensed Products and/or any Licensed Product Biomarker (including that so relate via any method of use thereof). The Parties have negotiated the percentage for Sublicensing Revenue sharing set forth in Section 5.3 on the basis that all consideration from the Sublicensee will be included in the calculation. The foregoing provisions of this Section 1.72 notwithstanding, Sublicensing Revenue shall not include consideration received by Aveo in connection with any grant of rights relating to Licensed Product Biomarkers from entities that do not (themselves or via any affiliate(s)) benefit from the grant of any rights to or under Licensed Compounds, Licensed Products and/or intellectual property associated with any of the foregoing (including via their manufacture or use).

1.73 “Term” has the meaning given in Section 10.1.

1.74 “Territory” means the Kirin Territory or the Aveo Territory.

1.75 “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.76 “Transition Date” has the meaning given in Section 9.4(b).

1.77 “Valid Claim” means (i) a claim of an issued and unexpired patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken or can be taken; and (ii) a claim of a pending application within the Licensed Patents that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years. (For clarity, a claim of the Licensed Patents that ceases to be a Valid Claim because it has been pending too long, but subsequently issues and is otherwise described by clause (i) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.)

ARTICLE 2

OVERVIEW; MANAGEMENT; INFORMATION SHARING

2.1 Overview. A first Licensed Product is in Phase I Trials sponsored by Kirin as of the Effective Date. Beyond this ongoing trial, each Party will be researching, developing, manufacturing and commercializing Licensed Products and Licensed Product

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Biomarkers for its respective Territory. Each Party will have access to (a) all of the other Party’s (and such other Party’s Affiliates’, Sublicensees’ and Other Licensees’) clinical data with respect to Licensed Compounds, Licensed Products and Licensed Product Biomarkers, and (b) all Clinical Regulatory Filings and Safety Data generated by such Party and its Affiliates, Sublicensees and Other Licensees (as applicable), subject to and to the extent provided for in this Agreement, including under Sections 4.13 and 4.14. Aveo will be responsible for Licensed Product and Licensed Product Biomarker development for the Aveo Territory in accordance with the Aveo Annual Development Plans that it will share in advance with Kirin, and which in turn must be consistent with the Aveo Overall Clinical Development Plan (as it exists on signing and as it may be updated pursuant to Section 2.4). Aveo will be responsible for Licensed Product and Licensed Product Biomarker commercialization for the Aveo Territory in accordance with the annual, high-level Commercial Plans that Aveo will share with Kirin annually beginning in the year prior to launch. Aveo is expected to bring to bear in these activities both Aveo’s expertise in clinical development of oncology drug candidates, and its platform Human Response Prediction™ technology (which may enable it to identify Licensed Product Biomarkers that could aid in Licensed Product clinical testing; the Human Response Prediction™ technology is described on Aveo’s website as of the Effective Date). Kirin will have the sole right to conduct Licensed Product development for the Kirin Territory, but, to be clear, has no diligence or other obligation to Aveo to conduct such activities. Kirin will share information with Aveo regarding any such activities by sharing with Aveo the Kirin Annual Development Plan that is disclosed by Kirin and discussed by the Development Committee annually. While they may choose to work together on particular projects, the Parties will operate substantially independently in their activities for their respective Territories, but will communicate regularly through the Development Committee, as further described below.

2.2 Development Committee.

(a) Committee Formation. Promptly after the execution of this Agreement, the Parties shall form a committee composed of an equal number of representatives from each Party (but in any event no less than two (2) representatives from each Party) (the “Development Committee”). Each Party shall designate its Development Committee representatives in writing to the other Party within thirty (30) days after the Effective Date. Each Party may change its representatives by written notice to the other Party. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the Development Committee for such Party.

(b) Meetings and Procedures. The Development Committee shall convene its first meeting within thirty (30) days after the Effective Date. Subsequently, Development Committee meetings shall be held at least every six (6) months until [**] after Marketing Approval of the first Licensed Product in a Major Market Country and annually thereafter. The Development Committee may also meet more frequently as and to the extent requested by either Party, but no more frequently than quarterly, except that it may meet more frequently if and as necessary in case of a dispute if required to perform its role for initial discussion of any disputes in accordance with Section 2.2(f). Other meetings may be held from time to time upon written request by either Party (but not more frequently than quarterly except under exceptional circumstances). If not otherwise mutually agreed upon, a meeting must be held promptly after the requesting Party delivers the written request. Development Committee meetings may be held in person or by

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videoconference or teleconference, as the Parties may agree, except that at least one (1) meeting per year shall be in person. In-person meetings shall alternate between the Parties’ respective facilities. In addition to its Development Committee representatives, subject to Sections 2.3(d) and 2.3(e)(i), a Party may have other personnel attend Development Committee meetings with the approval of the Development Committee by majority vote, with each Party having only one (1) vote. The Development Committee shall be chaired by a member of the Development Committee. Kirin and Aveo shall select the chairperson in alternating years, with Aveo choosing first. The chairperson of the Development Committee shall be responsible for providing an agenda for each meeting and for preparing written minutes of each meeting for approval by each Party’s Development Committee representatives. Development Committee meeting minutes for any particular meeting shall be effective only once signed by all of the representatives of the Party whose representative did not chair that meeting.

(c) Meeting Agendas. Each calendar year, agenda items for the first regularly scheduled Development Committee meeting after Aveo and Kirin provide the Aveo Annual Development Plan and the Kirin Annual Development Plan shall include a discussion of the Aveo Annual Development Plan, the results Aveo has obtained in Licensed Product development in the year leading up to the meeting and Aveo’s plans for future development, as well as a discussion of the Kirin Annual Development Plan, the results Kirin has obtained in Licensed Product development over the prior year, and Kirin’s plans for future development. In addition, (1) for every Development Committee meeting, the agenda items shall include a presentation by each of Aveo and Kirin, respectively, as to: any modifications to the Aveo Annual Development Plan or the Kirin Annual Development Plan such Party has made since the previous meeting; the reasons for those modifications; and progress in developing and commercializing Licensed Products; and (2) for at least one (1) Development Committee meeting per year shall include a report by each Party as to its new Aveo Product Inventions, Joint Inventions and Kirin Product Inventions (as applicable) and progress in prosecution of Licensed Patents, Aveo Patents, Jointly Owned Product Patents and Joint Other Invention Patents for which such Party is responsible. For all other agenda items, no later than fourteen (14) days in advance of each Development Committee meeting, each Party shall submit to the other Party any other proposed discussion items for the meeting agenda (except that under exigent circumstances requiring Development Committee input, a Party may provide its proposed agenda items to the other Party in a shorter period of time in advance of the meeting).

(d) Functions and Powers. The Development Committee’s responsibilities shall include:

(i) encourage and facilitate ongoing cooperation and information exchange between the Parties;

(ii) discuss any coordination of activities that the Parties may desire;

(iii) provide a forum for discussion of the annual Aveo Annual Development Plan and the Kirin Annual Development Plan; it being clear that each Party shall be entitled to make all final decisions regarding development of Licensed Products and Licensed Product Biomarkers in its respective Territory, except for the limitations placed on Aveo’s such decisions pursuant to Sections 2.3 and 2.4;

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(iv) monitor Aveo’s, and share information regarding each Party’s, progress with respect to the development and commercialization of Licensed Products in their respective Territories, including regulatory strategy and material communications with Regulatory Authorities;

(v) receive regular updates from the Parties as to new Aveo Product Inventions, Joint Inventions and Kirin Product Inventions;

(vi) provide a forum for exchange and discussion of each Party’s annual Commercial Plan beginning in the year prior to anticipated first launch in such Party’s Territory; and

(vii) serve as a forum for informal dispute resolution of issues that may arise in relation to activities engaged in pursuant to this Agreement, to the extent set forth in Section 2.2(f).

The Development Committee shall have no power to amend, modify or waive compliance with this Agreement. It shall have only such powers as are specifically set forth in this Agreement for the Development Committee to perform. The Development Committee’s meeting minutes, regardless of whether signed by senior representatives of both Parties, shall not be deemed to amend, modify or waive compliance with this Agreement.

(e) Commercial Plan. Annually, beginning in the year prior to the first anticipated launch in a Party’s Territory (in the U.S., this year prior will be deemed to be the year in which the NDA is submitted), that Party shall provide to the other Party an annual written plan that summarizes the sales expectations, target audience, promotional and launch activities and overall budget for Licensed Product in such country (the “Commercial Plan”). Once a Party begins to provide Commercial Plans, such Party will provide an updated version each year. The Development Committee shall have discussion of each Party’s Commercial Plans as an agenda item to discuss once annually. The primary purpose of these discussions is to allow for an exchange of ideas and information so that each Party may learn from the commercial experiences and plans of the other Party with Licensed Products.

(f) Actions and Conflict Resolution. If any dispute arises in relation to this Agreement (including regarding its interpretation or a Party’s performance hereunder), then the Development Committee shall seek in good faith to resolve such dispute by having thorough discussions of it and attempting to reach consensus. Unless the Development Committee unanimously decides to continue discussing the issue, it shall have only one (1) meeting to reach unanimous consensus on a resolution. If the Development Committee is unable to reach a resolution of the matter (either after the first meeting or any mutually agreed continued discussions), then either Party may refer the matter for resolution under Article 11.

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2.3 Annual Development Plans.

(a) Plan and Content of the Aveo Annual Development Plan. Each calendar year, Aveo shall conduct Licensed Product development activities for the Aveo Territory in accordance with the Aveo Annual Development Plan for the year that Aveo shares with Kirin in advance, as such plan may be modified during the course of the year. Aveo’s 2007 Aveo Annual Development Plan has previously been provided to Kirin. Aveo shall annually present an updated Aveo Annual Development Plan to the Development Committee for discussion and feedback beginning in 2008. No later than thirty (30) days prior to the annual Development Committee meeting, Aveo shall deliver the Aveo Annual Development Plan to Kirin. Aveo shall include in each Aveo Annual Development Plan: (1) a summary of its activities in the prior year (including all Aveo Product Inventions from that year; clinical trials from which final reports are available; and Licensed Product Biomarkers discovered); and (2) its detailed plan for Licensed Product development in the next years (including clinical trials that will be commenced (including their proposed protocols if already prepared); clinical trials that are expected in the next year to be completed; material meetings with Regulatory Agencies; and Marketing Approval Applications planned for filing.

(b) Presentation and Discussion of the Aveo Annual Development Plan. At the next regularly scheduled Development Committee meeting after Aveo provides each Aveo Annual Development Plan, Aveo shall make a presentation to the Development Committee of the Aveo Annual Development Plan Aveo has provided, highlighting Aveo’s achievements in the past year, the reasons for Aveo’s strategy and rationales for its plan going forward. The Development Committee shall discuss the Aveo Annual Development Plan and the information presented by Aveo. Aveo shall discuss openly and in good faith with Kirin any concerns, questions or input Kirin may have. Aveo shall reasonably consider Kirin’s suggestions. If Aveo will not wish to incorporate Kirin’s suggestions, Aveo will explain the reasons why. After a full discussion (which may be completed at the annual Development Committee meeting and may be completed through follow-up discussions reasonably requested by either Party), Aveo will be entitled to make the final decisions as to the Aveo Annual Development Plan with regard to Licensed Product for the Aveo Territory (subject always to the requirements that (a) all Aveo Annual Development Plans must be consistent with the then-current Aveo Overall Clinical Development Plan; (b) Aveo must use Commercially Reasonable Efforts in accordance with Section 3.3; and (c) Aveo must comply with the other terms and conditions of this Agreement).

(c) Effect of Aveo Annual Development Plan. Once each Aveo Annual Development Plan has been finalized by Aveo (in a manner consistent with Section 2.3(b)), Aveo shall provide a final copy of that year’s Aveo Annual Development Plan to Kirin. Aveo shall do this within thirty (30) days after the Development Committee meeting at which such plan was discussed (unless Kirin continues to request additional follow-up discussions, in which case Aveo shall circulate the final version of such plan promptly after such discussions are complete). Thereafter, Aveo shall conduct its Licensed Product development activities in accordance with such finalized Aveo Annual Development Plan. Aveo may update the Aveo Annual Development Plan during the course of the year, but shall keep Kirin fully informed of all updates and the reasons for them through the Development Committee’s meetings. If, in between regularly scheduled Development Committee meetings, Aveo wishes to make any change to the Aveo Annual Development Plan, Aveo shall promptly inform Kirin of such change, and be reasonably available to discuss such change at Kirin’s request.

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(d) Affiliate/Sublicensee Activities and Plans. Aveo shall include Aveo’s Affiliates’ and Sublicensees’ accomplishments and activities (past and planned) in Aveo’s Aveo Annual Development Plans, as if such achievements and plans were Aveo’s. Upon Aveo’s reasonable request and Kirin’s written consent (not to be unreasonably withheld), Aveo’s Sublicensees may attend the annual Development Committee meeting to discuss the Aveo Annual Development Plan.

(e) Kirin Annual Development Plan For Informational Purposes.

(i) At such time as Kirin intends to commence development of Licensed Products in the Kirin Territory, Kirin shall prepare and provide to Aveo a Kirin Annual Development Plan covering the activities Kirin, its Affiliates or Other Licensees intend to undertake with respect to the development of Licensed Products and/or Licensed Product Biomarkers in the Kirin Territory during the first annual period of such activities. Kirin shall include in each Kirin Annual Development Plan: (1) a summary of its activities in the prior year (including all Kirin Product Inventions from that year; clinical trials from which final reports are available; and Licensed Product Biomarkers discovered); (2) its detailed plan for Licensed Product development in the next years (including clinical trials that will be commenced (including their proposed protocols if already prepared); clinical trials that are expected in the next year to be completed; material meetings with Regulatory Agencies; and Marketing Approval Applications planned for filing; and (3) its high-level summary of planned Licensed Product development and regulatory events and achievements for the following five (5) years. Kirin shall include Kirin’s Affiliates’ and Other Licensees’ accomplishments and activities (past and planned) in Kirin’s annual Kirin Annual Development Plans, as if such achievements and plans were Kirin’s. Upon Kirin’s reasonable request and Aveo’s written consent (not to be unreasonably withheld), Kirin’s Other Licensees may attend the annual Development Committee meeting to discuss the Kirin Annual Development Plan.

(ii) At the next regularly scheduled Development Committee meeting after Kirin provides each annual Kirin Annual Development Plan, Kirin shall make a presentation to the Development Committee of the Kirin Annual Development Plan it has provided, highlighting Kirin’s achievements in the past year, the reasons for Kirin’s strategy and rationales for its plan going forward. The Development Committee shall discuss the Kirin Annual Development Plan and the information presented by Kirin, and Kirin shall discuss openly and in good faith with Aveo any concerns, questions or input Aveo may have. Kirin will be entitled to make the final decisions as to the Kirin Annual Development Plan with regard to Licensed Product and Licensed Product Biomarkers for the Kirin Territory (subject always to the requirement that Kirin comply with the other terms and conditions of this Agreement). Once the annual Kirin Annual Development Plan has been finalized by Kirin (in a manner consistent with this Section 2.3(e)), Kirin shall provide a final copy of that year’s Kirin Annual Development Plan to Aveo.

(iii) To avoid any doubt, even though the Kirin Annual Development Plans are presented to and discussed by the Development Committee, Kirin has no diligence obligation or other responsibility to Aveo to conduct Licensed Compound, Licensed Product and/or Licensed Product Biomarker development and/or commercialization for the Kirin Territory, whatsoever.

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2.4 Aveo Overall Clinical Development Plan.

(a) The initial Aveo Overall Clinical Development Plan has been shared between the Parties prior to the Effective Date. Annually, on the same timeline that Aveo provides its Aveo Annual Development Plan for the year, if Aveo wishes to make any updates to the Aveo Overall Clinical Development Plan, it shall disclose them to Kirin with the Aveo Annual Development Plan, and the Development Committee shall discuss the proposed changes in the same meeting when it discusses the Aveo Annual Development Plan.

(b) The process for discussion of any annual updates to the Aveo Overall Clinical Development Plan shall be as provided in the first five (5) sentences of Section 2.3(b), applied mutatis mutandis. After following this discussion process, Aveo shall be entitled to make the final decisions about changes to the Aveo Overall Clinical Development Plan, subject to all of the following:

(i) The Aveo Overall Clinical Development Plan must always be consistent with the requirement that Aveo devote Commercially Reasonable Efforts as required by Section 3.3.

(ii) To change the primary lead indication for development in the Aveo Overall Clinical Development Plan (x) to be anything other than [**]; in the case of each (x) and (y) Aveo must obtain Kirin’s advance written consent in Kirin’s sole discretion.

(iii) To change the Aveo Overall Clinical Development Plan to provide that there would [**] to be conducted in Licensed Product development by Aveo (beyond the Current KRN951 Clinical Study and any additional arms or dosages as part of that study once transferred to Aveo), Aveo must obtain Kirin’s advance written consent in Kirin’s sole discretion.

(iv) The original Aveo Overall Clinical Development Plan contains timelines consistent with the diligence goals and timelines set forth in Exhibit E. To change any of the timelines to achieve the development milestones as set forth in Exhibit E (as they may be updated in accordance with Section 3.4), or to change the timeline of the Aveo Overall Clinical Development Plan to be inconsistent with the timelines of Exhibit E (as they may be updated in accordance with Section 3.4), Aveo must obtain Kirin’s advance written consent in Kirin’s sole discretion.

(v) To change the Aveo Overall Development Plan’s original timelines to commence the [**], or to provide that the [**] will not be carried through to completion for any reason other than an adverse event or legitimate safety concern, Aveo must obtain Kirin’s advance written consent in Kirin’s sole discretion.

(vi) Modifications to the milestones as set forth in Exhibit E are only permitted if resulting from factors beyond Aveo’s reasonable control (including scientific, technical, clinical and regulatory matters) and are due to delays that do not result from Aveo’s failure to apply Commercially Reasonable Efforts as required in Section 3.3.

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The last two (2) sentences of Section 2.3(c) shall apply mutatis mutandis to mid-year changes to the Aveo Overall Clinical Development Plan.

2.5 Sharing of Clinical and Other Data. From time to time (but no less frequently than annually, in advance of the Development Committee meeting(s) at which the Aveo Annual Development Plan and the Kirin Annual Development Plan will be discussed), each Party shall disclose to the other Party a written summary, in a form mutually agreed by the Parties, of clinical data with respect to Licensed Products and Licensed Product Biomarkers generated by or under authority of such Party since the last such disclosure. It is understood that a Party’s obligation to provide summaries under this Section 2.5 can be fulfilled by providing a copy of the annual report describing clinical development with respect to Licensed Products and Licensed Product Biomarkers conducted by or on behalf of such Party, that such Party (or others acting under its authority, including Sublicensees and Other Licensees) provides to Regulatory Authorities in its Territory (each an “Annual Regulatory Report”). Upon the request of either Party, the other Party shall provide prompt and complete access to and the right to use for purposes of the activities for which such requesting Party is licensed hereunder (in Aveo’s case in Section 4.1; and in Kirin’s case, in Section 4.5) any Clinical Regulatory Filings and Safety Data generated by such Party, its Affiliates, its Sublicensees and its Other Licensees; provided that in any such case the requesting Party provides notice to the other Party reasonably in advance and reimburses the other Party for any reasonably incurred costs of satisfying the request. (To be clear, this regards costs of providing access, not costs of generating the clinical data.) Each Party must include its Sublicensees’ Clinical Regulatory Filings data (in the case of Aveo) and its Other Licensees’ Clinical Regulatory Filings data (in the case of Kirin) in such Party’s Annual Regulatory Reports (or cause the Sublicensee or Other Licensee to provide such a report to Kirin or Aveo, respectively), and provide access to its Sublicensees’ or Other Licensee’s Clinical Regulatory Filings on the same basis as if the Sublicensees or Other Licensees were such Party. If requested by either Party, the Development Committee shall discuss such Annual Regulatory Reports. In addition to the Annual Regulatory Report, Clinical Regulatory Filings and Safety Data required to be shared as stated above in this Section 2.5, if reasonably necessary for a Party or its Affiliate, Sublicensee or Other Licensee to have access to the underlying raw data, case report forms or other original documents (including laboratory notebooks) generated by or on behalf of the Other Party (or its Affiliates, Sublicensees and Other Licensees (collectively with such other Party, the “Possessing Entities”)), then the Possessing Entities shall provide copies, or if required by Regulatory Authorities, access to the originals, of such items.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Allocation of Responsibility for Development and Commercialization. Aveo shall be responsible, in the manner that it deems appropriate (subject to its obligations pursuant to Section 3.3 and complying with the information-sharing and other obligations set forth for it in this Agreement), for all further development of Licensed Products for, and commercialization (including marketing, promotion and sales) of Licensed Products in, the Aveo Territory for the Field (and all associated Licensed Product Biomarker development). This includes conducting all preclinical and clinical studies reasonably required to support Marketing Approval Applications for Licensed Products within the Aveo Territory for the Field. To that end, Aveo (and its Affiliates and

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Sublicensees) shall have the right to file in its own name, and to own, INDs and Marketing Approval Applications and Marketing Approvals for Licensed Products in the Aveo Territory for the Field. As between the Parties, Aveo shall have the sole and exclusive right to select the trademarks for the Licensed Products in the Aveo Territory in the Field. Aveo (whether itself or through its Affiliates or Sublicensees) shall have the right to conduct clinical trials of Licensed Product in the Kirin Territory if needed or reasonably useful to support Aveo’s (or its Affiliate’s or Sublicensees) development or commercialization of Licensed Products for the Aveo Territory, subject to the prior written consent of Kirin, such consent not to be unreasonably withheld, delayed or conditioned. Aveo will notify Kirin in advance before seeking to commence (i.e. before filing any IND to enable) such trials in the Kirin Territory in order to obtain such consent, and so that the Parties may choose to coordinate their activities to the extent they both desire. Aveo shall also have the right to conduct trials of or with Licensed Product Biomarkers in the Kirin Territory, subject to the prior written consent of Kirin, such consent not to be unreasonably withheld, delayed or conditioned. Aveo will similarly notify Kirin in advance in order to obtain such consent, and to provide an opportunity for the Parties to elect to coordinate before Aveo files any IND or similar filing with Regulatory Authorities of the Kirin Territory to enable such development.

3.2 Cost of Development and Commercialization. As between the Parties, Aveo is responsible for all costs relating to the development and commercialization of Licensed Products for the Aveo Territory, including manufacturing, regulatory, clinical and registration costs. As between the Parties, Aveo is also responsible for all costs relating to development and commercialization of Licensed Product Biomarkers for the Aveo Territory, including manufacturing, regulatory, clinical and registration costs. As between the Parties, Kirin is responsible for all costs relating to the development and commercialization of Licensed Products for the Kirin Territory, including manufacturing, regulatory, clinical and registration costs. As between the Parties, Kirin is also responsible for all costs relating to development and commercialization of Licensed Product Biomarkers for the Kirin Territory, including manufacturing, regulatory, clinical and registration costs.

3.3 Diligence Obligations. Aveo shall use Commercially Reasonable Efforts to develop and commercialize at least one (1) Licensed Product for the Field in the Aveo Territory (including development for, with the goal of seeking Marketing Approval and launching in, at least each of the Major Market Countries). The scope of such development and commercialization activities shall include clinical development, manufacturing, process development and scale-up, seeking Marketing Approval, providing for a reasonable commercial launch in each country where Marketing Approval is obtained and thereafter actively promoting to the appropriate audience(s) all Licensed Products that have Marketing Approval and filling the market demand for them in the countries where they are approved. These efforts and activities shall include at a minimum performing the activities provided for in the then current Aveo Overall Clinical Development Plan on the timeframe set forth in the then current Aveo Overall Clinical Development Plan for each such activity and meeting each of the diligence goals set forth in Exhibit E by the timeframes set forth in such Exhibit (now or as they may be updated in accordance with Section 3.4).

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Aveo shall not be relieved of its diligence obligations hereunder by the granting of any sublicense(s). The activities and achievements of any Sublicensee(s) shall be counted, however, towards Aveo’s performance hereunder. Aveo shall require each Sublicensee to comply with the Aveo Overall Clinical Development Plan as applicable to such Sublicensee’s Sublicensed territory (including meeting timelines of the Aveo Overall Clinical Development Plan and the diligence goals set forth in Exhibit E by the corresponding timelines); as all of the foregoing timelines may be updated in accordance with this Agreement.

3.4 Meetings. If Aveo fails to meet any of the activities set forth in the Aveo Overall Clinical Development Plan by the corresponding timeline or diligence goal set forth in Exhibit E by the corresponding timeline, then Kirin may request a meeting with Aveo in writing, and must do so before sending any notice of termination with respect to breach by Aveo of its obligations to use Commercially Reasonable Efforts under Section 10.2. The Parties shall meet within [**] days after Kirin’s written request to discuss the reasons for Aveo not meeting the applicable timeline, how Aveo may overcome any impediments that may have prevented it from achieving any of the diligence goals or events in the Aveo Overall Clinical Development Plan timely, and a reasonable revised timeline for Aveo to achieve the remaining diligence goals and activities set forth in the Aveo Overall Clinical Development Plan applying Commercially Reasonable Efforts (including if appropriate a modified timeline). Within [**] days after the Parties’ meeting, Aveo shall provide to Kirin Aveo’s written plan for the further development and commercialization of Licensed Products and revised timelines for the activities set forth in the Aveo Overall Clinical Development Plan (including the diligence goals set forth in Exhibit E) (the “Diligence Plan”) taking into consideration factors (including scientific, technical, clinical and regulatory factors) that are out of the reasonable control of or not reasonably foreseeable by Aveo. Aveo’s Diligence Plan must be reasonably calculated to promptly meet all remaining activities set forth in the Aveo Overall Clinical Development Plan and the diligence goals set forth in Exhibit E as soon as is reasonably practicable after the original timeline (as such may have been updated, pursuant to Section 2.4 (as regards the Aveo Overall Clinical Development Plan) or pursuant to this Section 3.4 (as regards the diligence goals of Exhibit E)) by the continued application of Commercially Reasonable Efforts. Kirin may comment on Aveo’s Diligence Plan and if requested by Kirin the Parties shall promptly (within [**] days after Kirin’s request) meet to discuss Kirin’s comments. Aveo shall provide to Kirin a final written plan reasonably addressing Kirin’s concerns within [**] days after any such meeting, and this revised version will be the Diligence Plan. Once a Diligence Plan is in place, then Aveo shall use Commercially Reasonable Efforts to carry out the Diligence Plan. So long as Aveo used Commercially Reasonable Efforts to try timely to meet the original activities set forth in the Aveo Overall Clinical Development Plan as of the Effective Date by the original timeline (as such timeline may have been updated pursuant to Section 2.4) and to meet the diligence goals set forth in Exhibit E by the original timeline set forth in such Exhibit (as such timeline may have been updated pursuant to this Section 3.4), and uses Commercially Reasonable Efforts to comply with such a Diligence Plan, Aveo shall not be deemed to have been in breach of this Agreement by virtue of the original failure to meet the original timeline, and Kirin shall have no right to terminate this Agreement under Section 10.2 by virtue of the original failure to meet the original timeline.

Once a Diligence Plan is in place, then the lead indication for development and timelines that it provides for achievement of the diligence goals of Exhibit E shall, for purposes of the limitations on Aveo’s ability to modify the Aveo Overall Clinical

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Development Plan set forth in Section 2.4(b), have the same effect as the original timeline set forth in Exhibit E and original lead indication for development of the original Aveo Overall Clinical Development Plan. Changes to the lead indication and initial clinical trials, whether effected through a Diligence Plan or a change to the Aveo Overall Clinical Development Plan, are all subject to Sections 2.4(b)(ii)-(vi).

3.5 Records. Each Party shall maintain complete and accurate records of all work (including research, development, clinical, manufacturing and commercialization) it conducts (itself or through its Affiliates or Third Parties) under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.

3.6 Access to Records. Each Party shall have the right to review and copy the records of the other Party described in Section 3.5 (including raw data and scientific notebooks, to the extent provided for under Section 3.5) at reasonable times to the extent necessary for it to conduct its activities in its respective Territory or exercise its rights under this Agreement. To the extent required with respect to filings made to a Regulatory Authority (including applications for INDs, Marketing Approval Applications and the like) each of Aveo and Kirin shall make available to the other Party original documentation of such records in connection therewith. Each of Aveo and Kirin shall have the right to use the records of the other Party for purposes of the development or commercialization of any Licensed Product or Licensed Product Biomarker (including the filing of Marketing Approval Applications) in its respective Territory during the Term.

3.7 Communications with Regulatory Authorities. Each Party shall keep the other Party informed on an ongoing basis at Development Committee meetings regarding its (or its Affiliate’s, Sublicensee’s or Other Licensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities with respect to all Licensed Products and Licensed Product Biomarkers in its respective Territory. Subject to Aveo’s rights under Section 3.1, and Kirin’s rights under Section 3.8, Aveo, its Affiliates and Sublicensees, on the one hand, and Kirin, its Affiliates and Other Licensees on the other hand, shall not, during the Term, communicate with Regulatory Authorities of the other Party’s Territory regarding any Licensed Compound, Licensed Product or Licensed Product Biomarker without such Party’s advance written consent, such consent not to be unreasonably withheld, delayed or conditioned. However, each Party shall provide the other Party with reasonable advance notice of any meeting or substantive telephone conference with any Regulatory Authority relating to any Licensed Product or Licensed Product Biomarker. Each Party shall have the right to attend and observe (but not participate actively in) any material meeting or material conference call with any Regulatory Authority regarding any of the other Party’s (or its Affiliate’s, Sublicensee’s, or Other Licensee’s) Licensed Products or Licensed Product Biomarkers. In addition, each Party shall promptly furnish to the other Party copies of all correspondence that the furnishing Party (or its Affiliate, Sublicensee or Other Licensee) receives from, or submits to, any Regulatory Authority (including contact reports concerning conversations or substantive meetings) relating to any Licensed Product or Licensed Product Biomarker.

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The furnishing Party shall also provide to the other Party any meeting minutes that reflect material communications with any Regulatory Authority regarding a Licensed Product or Licensed Product Biomarker.

3.8 Kirin Clinical Trials. Kirin (whether itself or through its Affiliates, Other Licensees and distributors) retains the right to conduct clinical trials of Licensed Product in the Aveo Territory if needed to support Kirin’s (or its Affiliate’s or Other Licensee’s or distributor’s) development or commercialization of Licensed Products for the Kirin Territory, subject to the prior written consent of Aveo, such consent not to be unreasonably withheld, delayed or conditioned. Kirin will notify Aveo in advance before seeking to commence (i.e. before filing any IND to enable) such trials in the Aveo Territory in order to obtain such consent, and so that the Parties may choose to coordinate their activities to the extent they both desire to do so. Kirin also retains the right to conduct trials of or with Licensed Product Biomarkers in the Aveo Territory, subject to the prior written consent of Aveo, such consent not to be unreasonably withheld, delayed or conditioned. Kirin will similarly notify Aveo in advance in order to obtain such consent, and to provide an opportunity for the Parties to elect to coordinate before Kirin files any IND or similar filing with Regulatory Authorities of the Aveo Territory to enable such development.

3.9 Transfer of Current KRN951 Clinical Study Sponsorship. Kirin shall work with Aveo to transfer to Aveo the sponsorship and operational control of the Current KRN951 Clinical Study, including executing any documents reasonably required to effectuate such transfer, which transfer shall be completed as soon as possible but in no event later than thirty (30) days after the Effective Date to the extent within the Parties’ reasonable control. Such transfer shall include, to the extent requested by Aveo, transfer of Active Contracts existing as of the Effective Date associated with the Current KRN951 Clinical Study, including CMC, clinical, laboratory analysis and manufacturing contracts. Kirin and Aveo shall prepare a joint notice to contractors and vendors associated with the Current KRN951 Clinical Study indicating that sponsorship of such study has been transferred from Kirin to Aveo, and that invoices for work performed after December 31, 2006 should be sent to Aveo. Kirin shall be responsible for the completion of the interim Phase 1 study report for the Current KRN951 Clinical Study. Kirin shall be solely responsible for all costs relating to the Current KRN951 Clinical Study incurred prior to December 31, 2006, and Aveo shall be solely responsible for all such costs incurred on and after December 31, 2006; provided that Aveo shall be responsible for reasonable, documented, actual costs, if any, incurred by Kirin relating to the enrollment of any additional patients in the expanded 1.0 mg cohort portion of the Current KRN951 Clinical Study prior to December 31, 2006; provided, further, that currently the Parties have no intention to conduct such enrollment of additional patients before 2007.

3.10 Adverse Event/Safety Reporting Protocol. Initially, the Parties shall report to each other any and all serious adverse events encountered with Licensed Products in accordance with the Counsel for International Organizations of Medical Science’s (CIOMS’s) standard format or if mutually agreed by the Parties in writing a different, mutually agreed standard. Prior to such time as the Parties are both simultaneously sponsoring human clinical trials of Licensed Product within their respective Territories, the Parties shall promptly mutually agree in writing as to a more detailed protocol regarding the exchange of all adverse event information on an ongoing basis, including a timeline. Such protocol must provide a timeline and scope for reporting between the Parties that is at least

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sufficient to allow both Parties to satisfy their reporting obligations to Regulatory Authorities (current or future, worldwide). Once the protocol is agreed, each Party shall comply with it, and may propose updates to it from time to time. Each Party shall reasonably consider the other’s proposed updates and not withhold consent to any such updates that are needed to allow a Party to satisfy its reporting requirements to Regulatory Authorities (current or future, worldwide). Each Party shall require it Affiliates, Other Licensees, distributors (including the Distributors) and Sublicensees, as applicable, to also comply with such protocol.

3.11 Kirin’s Supply of Initial Materials to Aveo.

(a) Finished Licensed Product at [**]. Promptly after the Effective Date, Kirin will transfer ownership to Aveo of all quantities of finished Licensed Product then in the possession or control of [**] (and/or later produced under the Settlement Agreement listed in Exhibit H that Kirin will be assigning to Aveo) at the price set forth on Exhibit D. The Parties will execute any documents necessary to effectuate such transfer, including the document attached hereto as Exhibit I. Without limiting Section 3.13, second paragraph as regards the other Active Contracts, Kirin agrees to seek permission from [**] to assign the Settlement Agreement listed in Exhibit H to Aveo, and Kirin further agrees that if [**] does not agree to allow Kirin to assign the Settlement Agreement listed in Exhibit H to Aveo, then Kirin shall cooperate fully with Aveo to exercise Kirin’s rights under such Settlement Agreement [**] in the manner directed by Aveo.

(b) Lot 003 of Bulk Drug Substance. Within fifteen (15) days after the Effective Date, Kirin will ship [**] kilograms ([**] Kg) of Bulk Drug Substance identified as Lot 003 to Aveo or its designee (the “Lot 003 Drug Substance”). The Lot 003 Drug Substance shall be packaged in heat sealed, double polyethylene bags enclosed in an outer fiber drum. Delivery terms shall be FOB (IncoTerms 2000) the Kirin facility or other venue Kirin designates. The Lot 003 Drug Substance shall be provided to Aveo (or its designee) together with an existing Certificate of Analysis (as defined in Section 3.11(c)(ii)), materials safety data sheet (the “MSDS”) and representative chromatograms. The Lot 003 Drug Substance shall be provided to Aveo without cost to Aveo; provided that Aveo shall be responsible for the costs of shipping and insurance, shall bear the risk of loss in transit, and shall be responsible for all customs clearances into the United States or other country of the Aveo Territory.

(c) Lot 005 of Bulk Drug Substance.

(i) Unless and except to the extent the testing for conformity to Specifications that has on or before the Effective Date been arranged for by Kirin (“Ongoing Testing”) shows a failure to conform to Specifications, within [**] days after the Effective Date, Kirin shall provide Aveo or its designee with [**] kilograms ([**] Kg) of Bulk Drug Substance identified as Lot 005 (the “Lot 005 Drug Substance”) at the price set forth on Exhibit D. The Lot 005 Drug Substance shall be separated into [**] kilogram ([**] Kg) aliquots and packaged in heat sealed, double polyethylene bags and placed in fiber drum outer containers. Delivery terms shall be FOB (IncoTerms 2000) the Kirin facility or other venue Kirin designates. Aveo shall be responsible for the costs of shipping and insurance, shall bear the risk of loss in transit, and shall be responsible for all customs clearances into the United States or other country of the Aveo Territory. If the Ongoing Testing shows that the current inventory is not believed to conform to Specifications, then Kirin will not send any of the [**] kilogram ([**] Kg) aliquots of the current inventory and subsection (v) of this Section 3.11(c) shall apply.

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(ii) The shipment of the Lot 005 Drug Substance shall be sampled and tested by Kirin against the applicable Specifications prior to delivery to Aveo. A current Certificate of Analysis (as hereinafter defined) for the Lot 005 Drug Substance delivered shall set forth the items tested, Specifications and results, and shall indicate that the Lot 005 Drug Substance has been manufactured in accordance with Japanese/European cGMP, and the applicable Specifications, and that all batch production and control records have been reviewed and approved by Kirin’s, or its designee’s, quality control unit (a “Certificate of Analysis”). Kirin shall send the Certificate of Analysis, together with a MSDS and representative chromatograms from the analytical testing to Aveo or its designee simultaneously with the shipment of the Lot 005 Drug Substance.

(iii) Upon receipt of the shipment of Lot 005 Drug Substance, simultaneously with a complete Certificate of Analysis, MSDS and representative chromatograms, Aveo will review the Certificate of Analysis and will inspect the shipment and test samples of the Lot 005 Drug Substance against the Specifications. Aveo will notify Kirin in writing of its acceptance or rejection of the Lot 005 Drug Substance within six (6) weeks of receipt of the Lot 005 Drug Substance shipment and a complete Certificate of Analysis relating to such shipment. During this review period, the Parties agree to respond promptly, but in any event within ten (10) business days, to any reasonable inquiry by the other Party with respect to the Lot 005 Drug Substance shipment, the Certificate of Analysis, MSDS or representative chromatograms. Aveo has no obligation to accept Lot 005 Drug Substance if it does not comply with the Specifications and/or was not manufactured in compliance with Japanese/European cGMP.

(iv) If the Parties cannot agree whether Lot 005 Drug Substance conforms to the applicable Specifications, a representative sample of the Lot 005 Drug Substance shipment shall be submitted to a mutually agreed independent testing laboratory for final determination of whether the Lot 005 Drug Substance conforms to the Specifications. The laboratory must meet Japanese/European cGLP compliance standards, be of recognized standing in the industry, and consent to the appointment of such laboratory shall not be unreasonably withheld or delayed by either Party. The laboratory shall use the test methods contained in the applicable Specifications and the determination of conformance by such laboratory with respect to all or part of the Lot 005 Drug Substance shall be final and binding on the Parties. The fees and expenses of the laboratory incurred in making such determination shall be paid by the Party against whom the determination is made.

(v) If Kirin finds on the basis of the Ongoing Testing (defined above in subsection (i)) determines or otherwise agrees that there is not at least [**] kilogram ([**] Kg) aliquot of the Lot 005 Drug Substance to be supplied to or supplied to Aveo (or its designee) that conforms to the Specifications, or if an independent laboratory determines that this is the case, then, at Aveo’s request, Kirin shall promptly arrange for the reprocessing (if feasible and appropriate) or re-manufacture of a minimum of [**] kilograms ([**] Kg) of Bulk Drug Substance (the “Replacement Bulk Drug Substance”). Shipment, testing, acceptance and

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payment for such Replacement Bulk Drug Substance by Aveo shall be in accordance with the procedures set forth in this Section 3.11(c), except that while Kirin shall be responsible for the cost of producing or acquiring the Replacement Bulk Drug Substance, Aveo shall be responsible for any additional costs associated with shipment, customs clearance and/or insurance for such replacement Bulk Drug Substance.

(vi) Kirin will invoice Aveo according to the payment schedule set forth in the applicable purchase order. Payment of undisputed invoices shall be due within thirty (30) days after Aveo’s notice to Kirin under Section 3.11(c) that it has accepted any shipment of the Lot 005 Drug Substance (or Replacement Bulk Drug Substance).

(vii) Kirin represents and warrants that the manufacture, testing and storage of Bulk Drug Substance and any finished Licensed Product supplied to AVEO pursuant to this Agreement (the “Supplied Material”) will have been conducted in compliance with Japanese/European cGMP, clinical grade, and that the Supplied Material conforms to the Specifications (with the exception that the Lot 003 Drug Substance is out-of-date). Kirin further represents and warrants that the Supplied Material shall be free of any lien, security, interest or other encumbrance on title. Aveo’s sole remedy for any breach of this representation and warranty shall be the provision by Kirin of the Replacement Bulk Drug Substance.

3.12 Parties’ Supply to Each Other, Other Than Initial Supply by Kirin. Except as provided above in Section 3.11, either Party may supply the other Party with Licensed Compound and/or Licensed Product under this Agreement. The terms and conditions of such supply shall be set forth in a written manufacturing agreement to be negotiated in good faith by the Parties and having commercially reasonable terms and conditions; provided that the supply price set forth in such written agreement shall be equal to [**].

3.13 Technology Transfer Assistance to Aveo. Promptly after the Effective Date Kirin shall transfer (or teach) to Aveo all Licensed Know-How with respect to the Licensed Compound KRN-951 and the Current Licensed Product based on it existing as of the Effective Date that is set forth on Exhibit F (the “Existing Licensed Know-How”). Kirin has used good faith efforts to identify and reflect on Exhibit F all Licensed Know-How relating to KRN951. Within six (6) months after the Effective Date, Kirin will update Exhibit F to include Licensed Know-How relating to KRN633. If, during the Term, Kirin discovers any Licensed Know-How that was unintentionally omitted from Exhibit F, it shall notify Aveo and provide for such Licensed Know-How to be promptly transferred (or taught) to Aveo. Failure to have included such Licensed Know-How on Exhibit F as of the Effective Date shall not be deemed a breach of this Agreement. Transfer of the Licensed Know-How shall take place either at Kirin’s facility or any Aveo facility (including, in Japan or the United States) designated by Aveo, at Aveo’s discretion; provided that no more than ten (10) days of participation at any Aveo facility shall be required. Meetings and teleconferences as part of this process shall be conducted in the English language. Documentation as part of this process may be provided in any language. Kirin shall have no obligation to translate documents written in the Japanese language (or any other language) into the English language. Aveo may, at its expense, bring translators (appropriately bound to confidentiality in accordance with this Agreement) to any such meetings to facilitate the discussions. The disclosure of the Existing Licensed Know-How shall be conducted as soon as practicable after the Effective Date and in any event shall be completed within ninety (90) days after the Effective Date, and shall be conducted at no further cost to

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Aveo; provided that Aveo shall bear all travel, food and lodging costs and expenses for Aveo representatives sent to Kirin’s facilities. From time to time during the Term, Kirin shall disclose to Aveo any Licensed Know-How in addition to the Existing Licensed Know-How, and Aveo may request additional assistance from Kirin with respect to the transfer of any such additional Licensed Know-How to Aveo in order to facilitate Aveo’s understanding thereof. In such case, Kirin shall provide such assistance to Aveo to the extent necessary to transfer to Aveo knowledge of Licensed Know-How that is necessary for Aveo’s (or its Affiliate’s or Sublicensee’s) activities in the Aveo Territory. Aveo shall be responsible for the reasonable costs and expenses incurred by Kirin in providing such assistance, including (where applicable) FTE-based compensation and the expenses and costs of travel, food and lodging. All representatives of a Party sent to the other Party’s facilities shall agree to and comply with such other Party’s applicable reasonable confidentiality, safety, and facility access policies.

In addition, to assist Aveo in making a smooth transition to commence its Licensed Product development activities for KRN951, the list of contracts set forth in Exhibit H is a list of all contracts in effect between Kirin and Third Parties relating to the Licensed Compound KRN951 and Licensed Products based on this Licensed Compound that provide for currently ongoing or future services with respect to such Licensed Compound and Licensed Products (“Active Contracts”). (To avoid any misunderstanding, Active Contracts exclude confidentiality agreements and materials transfer agreements.) To the extent Kirin becomes aware that any Active Contracts existing as of the Effective Date have been omitted from the list in Exhibit H but remain in effect, Kirin will notify Aveo of the omitted contract. At Aveo’s request, Kirin will assign any of the Active Contracts existing as of the Effective Date to Aveo, provided with respect to each such contract that it is assignable to Aveo and Aveo agrees to assume financial responsibility and all other post-assignment performance obligations under each such contract; and provided, further, that assignment of the contract shall not be deemed to assign to Aveo any Patents that may have been assigned or are required to be assigned to Kirin under the contract based on inventions prior to the time the contract is assigned to Aveo. Notwithstanding the foregoing, Kirin shall not be required to assign to Aveo any master services contracts affecting any compound(s) or product(s) other than Licensed Compounds and Licensed Products. If any such master services contracts are Active Contracts as of the Effective Date, the Parties will cooperate to seek to assign the appropriate work order(s) or otherwise transition the appropriate services in a reasonable way.

3.14 Legal Compliance. In conducting any development activities hereunder, each of Aveo and Kirin (and their respective Affiliates, Sublicensees and Other Licensees) shall: (a) use Commercially Reasonable Efforts to ensure that its employees, agents, clinical institutions and clinical investigators comply with all applicable Regulatory Authority statutory and regulatory requirements with respect to Licensed Products and Licensed Product Biomarkers, including (as applicable): the Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the Public Health Service Act (PHSA), regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, IND regulations, and any conditions imposed by a reviewing IRB or Regulatory Authority, and comparable statutes and regulatory requirements in other jurisdictions; and (b) not, to the best of its knowledge, utilize, in conducting such studies, any person or entity that at such time is debarred by, or that, at such time, is under investigation by the FDA or other

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Regulatory Authority for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335), and comparable statutes and regulatory requirements in other jurisdictions.

ARTICLE 4

LICENSING

4.1 License to Aveo. Subject to the terms and conditions of this Agreement, Kirin hereby grants to Aveo an exclusive, royalty-bearing (in accordance with Article 5) license under the Licensed Patents and Licensed Know-How (a) to research, develop, use, sell, offer for sale and import Licensed Compounds, Licensed Products and Licensed Product Biomarkers for the Field in the Aveo Territory; (b) to make, have made and use Licensed Compounds, Licensed Products and Licensed Product Biomarkers anywhere in the world for purposes of the activities described in clauses (a) and/or (c), and (c) subject to the requirements of Section 3.1, to clinically test Licensed Products and Licensed Product Biomarkers in the Kirin Territory solely for purposes of the activities listed in (a). Subject to the requirements of Sections 3.7 and 3.8, Kirin retains, however, the right under the Licensed Patents and the Licensed Know-How to research, develop, manufacture and have manufactured Licensed Compounds, Licensed Products and Licensed Product Biomarkers on a worldwide basis in furtherance of Kirin’s development and/or commercialization of Licensed Products for the Field in the Kirin Territory or outside the Field worldwide. (For example, and without limitation, Kirin may license a manufacturer in the Aveo Territory to manufacture Licensed Product that will be sold for the Field in the Kirin Territory. Similarly, Aveo may license a manufacturer in the Kirin Territory to manufacture Licensed Product that will be sold for the Field in the Aveo Territory.) The license granted to Aveo in this Section 4.1 shall be sublicenseable solely as provided in Section 4.2, but shall otherwise be non-assignable and non-transferable (except as part of assigning this Agreement pursuant to Section 12.9).

4.2 Sublicensing by Aveo. After filing an IND for a Licensed Product in each of the United States and the European Union (each of which INDs is approved or is not rejected by the Regulatory Authorities having jurisdiction, such that it serves as the legal basis for clinical testing in humans of Licensed Product in the applicable country or regulatory jurisdiction), Aveo shall be entitled to grant sublicenses under its license of Section 4.1 subject to all of the following, and the rights of Kirin and the Current Manufacturer as set forth in Sections 4.3, 4.4 and 4.13:

(a) Aveo must provide Kirin with a true, accurate and complete copy of each sublicense within [**] U.S. business days after execution;

(b) such Sublicensees cannot further sublicense except if all of the following conditions are satisfied: (1) the further sublicenses must be on terms consistent with this Agreement, including this Section 4.2; and (2) the economic terms of the further sublicenses must be such that the [**];

(c) each sublicense shall be subject to the terms and conditions of this Agreement;

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(d) without Kirin’s advance written agreement as to how any associated Sublicensing Revenue will be calculated, it being understood that Kirin shall not be obligated to agree to any such calculation (even though the failure to agree will prevent the transaction), Aveo shall not include in connection with any sublicensing deal any “quids” to Aveo (such as rights for Aveo in any of the Sublicensee’s other product candidates or products or intellectual property unrelated to Licensed Products);

(e) before executing any sublicense that will result in the amount of Sublicensing Revenue payable to Kirin pursuant to Section 5.3 being less than [**] percent ([**]%) of the Sublicensee’s net sales of Licensed Compounds and/or Licensed Products (as determined in accordance with the definition of net sales in such sublicense), Aveo shall first [**]; and

(f) for sublicenses to Sublicensees that (themselves or through an Affiliate) have any [**], the Sublicensee must:

(i) [**];

(ii) [**];

(iii) [**];

(iv) commit in writing to keep the timelines required of Aveo under this Agreement as relevant to the Sublicensee’s sublicensed territory; and

(v) promptly (within no more than thirty (30) days after requested by Kirin) meet with the Development Committee through a representative of the Sublicensee at the level of at least Vice President or above.

4.3 [**] Sublicensing. If Aveo (or any of its Affiliates) decides to, intends to [**] any sublicense hereunder [**] Aveo shall [**] Aveo shall state [**] the territory and Licensed Products [**] of the proposed sublicense. If within [**] after [**], Kirin notifies Aveo that Kirin wishes to [**] such proposed sublicense (or the terms under which [**] such proposed sublicense [**] then the Parties shall [**] provided that Aveo may [**] shall not [**] such proposed sublicense with [**] Kirin’s written approval [**]. If Kirin does not [**] for the sublicense, or if the Parties [**], Aveo shall thereafter be [**] other terms of the sublicense; provided that [**] of the sublicense [**] then the terms of [**], and Aveo shall [**].

4.4 [**] Contract Manufacturing.

(a) With respect to the manufacture by Third Parties of quantities of Licensed Compound before [**], the Current Manufacturer shall [**]: If Aveo or any Sublicensee of Aveo [**], Aveo shall [**] both Kirin and the Current Manufacturer [**]. Upon [**], the Current Manufacturer shall have [**] Aveo. Aveo shall [**] period. If, after receiving the Current Manufacturer’s [**], then Aveo may [**]. Prior to [**] the Licensed Compound, Aveo shall then [**] Promptly after receipt of [**], the Current Manufacturer shall [**] with Aveo on [**] provided that the Current Manufacturer can [**]. If the Current Manufacturer elects to [**]. If, [**], the Current Manufacturer has [**]. At such time as Aveo [**].

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(b) If, [**], Aveo [**], Aveo shall provide [**] thereof to the Current Manufacturer [**].

4.5 Licenses to Kirin.

(a) Subject to the terms and conditions of this Agreement, Aveo hereby grants to Kirin an exclusive, royalty-free license under the Aveo Product IP: (i) to research, develop, use, sell, offer for sale and import Licensed Compounds and Licensed Products in the Kirin Territory for the Field and worldwide for outside the Field, (ii) to make, have made and use Licensed Compounds and Licensed Products anywhere in the world for purposes of the activities described in clauses (i) and/or (iii); and (iii) subject to Section 3.8, to clinically test Licensed Products anywhere in the world to obtain data to support any Marketing Approval Application for Licensed Products in the Kirin Territory for applications within the Field and worldwide for applications outside the Field.

(b) Subject to the terms and conditions of this Agreement, Aveo hereby grants to Kirin a non-exclusive, royalty-free license under the Aveo Product IP: (i) to research, develop, use, sell, offer for sale and import Licensed Product Biomarkers in the Kirin Territory for the Field and worldwide for outside the Field, (ii) to make, have made and use Licensed Product Biomarkers anywhere in the world for purposes of the activities described in clauses (i) and/or (iii); and (iii) subject to Section 3.8, to clinically test Licensed Product Biomarkers anywhere in the world to obtain data to support any Marketing Approval Application for Licensed Products and/or Licensed Product Biomarkers in the Kirin Territory for applications within the Field and worldwide for applications outside the Field.

(c) Subject to the requirements of Sections 3.1 and 3.7, Aveo retains the right under the Aveo Product IP to research, develop, manufacture and have manufactured Licensed Compounds, Licensed Products and Licensed Product Biomarkers on a worldwide basis in furtherance of Aveo’s development and/or commercialization of Licensed Products for the Field in the Aveo Territory. (For example, and without limitation, Aveo may license a manufacturer in the Kirin Territory to manufacture Licensed Product that will be sold for the Field in the Aveo Territory.) The licenses granted to Kirin in this Section 4.5 shall be sublicenseable solely as provided in Section 4.6, but shall otherwise be non-assignable and non-transferable (except as part of assigning this Agreement as a whole pursuant to Section 12.9).

4.6 Sublicensing by Kirin. Kirin shall be entitled to grant sublicenses under the licenses granted to Kirin under Section 4.5, subject to the following and the rights of Aveo as set forth in Section 4.13:

(a) Kirin must provide Aveo with a true, accurate and complete copy of each sublicense within five (5) Japanese business days after execution; provided that Kirin may redact economic terms of such sublicense and other terms of such sublicense not required to demonstrate compliance with this Agreement; and provided, further, that Kirin shall not be required to translate any sublicense agreement into the English language;

(b) Other Licensees receiving such sublicenses cannot further sublicense except on terms consistent with this Section 4.6;

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(c) each sublicense hereunder shall be subject to the terms and conditions of this Agreement.

4.7 Exclusivity Commitment. Until one (1) year after the first post-Marketing Approval sale of Licensed Product in the Aveo Territory, Aveo and its Owned Affiliates shall not in the Aveo Territory (a) seek Marketing Approval for, or in any way commercialize, any Competing Product, or (b) develop in any Phase III Trial or other Pivotal Clinical Trial, or in any human clinical trial that is (at the time) as advanced as or more advanced than the then-most-advanced human clinical trial of Licensed Product by Aveo and its Affiliates, any Competing Product. As used in this Section 4.7, “Owned Affiliate” means any person, corporation, joint venture or business entity (x) as to which Aveo is the beneficial owner of at least fifty percent (50%) of the voting share capital, and/or (y) that Aveo has the ability to control the policies of (or to control the hiring and firing of the management who determine the policies of) through a voting agreement or other contract.

4.8 Use of Patents and Know-How. Each Party hereby covenants that it (and its Affiliates, Sublicensees, and Other Licensees, as applicable) shall not practice the Patents or Know-How licensed to such Party hereunder outside the scope of the licenses to such Party under this Agreement.

4.9 Reservation of Rights. No right, title or interest is granted by either Party whether expressly or by implication to or under any Patents or Know-How, other than those rights and licenses expressly granted in this Agreement. Each Party reserves to itself all rights not expressly granted under this Agreement. This Agreement shall not be deemed to restrict a Party from exploiting any of its rights not expressly granted to the other Party under this Agreement except as provided in Section 4.7.

4.10 Third-Party Technology. Neither Aveo nor Kirin shall in-license any intellectual property that contains subject matter relevant to any Licensed Product or Licensed Product Biomarker without first conferring with the other Party as to the application of the intellectual property being licensed. If requested by the other Party, the licensing Party shall use good faith efforts to include in such in-licenses the ability to sublicense such intellectual property to be sublicensed to the other Party on a pass-through basis for the other Party’s Territory throughout the same scope as set forth in Section 4.1 (with respect to Aveo) and Section 4.5 (with respect to Kirin).

4.11 Technology Sublicensed from Third Parties. The licenses granted under this Article 4, to the extent they include (or come to include) sublicenses under Patents or Know-How of a Third Party, shall be subject to the terms and conditions of the agreement governing the license under which the sublicense is granted. If a good faith dispute between a Third Party and the Party that entered into a license with such Third Party arises about the interpretation of any provision of the agreement governing such Third Party license, the other Party shall use its Commercially Reasonable Efforts to ensure that its actions, if any, under this Agreement do not detrimentally affect the ability of the allegedly breaching Party to contest the interpretation advanced by such Third Party; provided, however, that in no event shall the obligation to exercise such Commercially Reasonable Efforts require such Party to waive any rights granted to it under this Agreement or otherwise available to it at law or in equity.

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4.12 Cross-Territory Sales. The Parties recognize that it is possible that:

(a) Licensed Products originally sold by Aveo (or its Affiliate, Sublicensee or distributor) in the Aveo Territory may be imported and resold in the Kirin Territory, to Kirin’s detriment in that this would diminish sales of Licensed Products by Kirin (and its Affiliates, distributors and other Licensed Product licensees) in the Kirin Territory; or

(b) Licensed Products sold by or under authority of Kirin (or its Affiliates, distributors or Other Licensees) in the Kirin Territory may be imported and resold in the Aveo Territory, to Aveo’s detriment in that this would diminish sales of Licensed Products by Aveo (and its Affiliates, distributors and Sublicensees) in the Aveo Territory.

Both Aveo and Kirin shall take reasonable measures to prevent any such sales, to the full extent permitted by law. This shall include that each Party (a) shall label Licensed Products sold by it as being for sale in such Party’s Territory (or a country thereof); and (b) refrain from selling Licensed Products to any entity such Party has reason to believe will resell quantities of Licensed Product in the other Party’s Territory. If cross-Territory resales nevertheless occur, the Parties shall discuss in good faith and mutually agree an equitable mechanism to compensate the Party losing sales in its Territory.

4.13 Coordination of Sublicenses and Rights of Other Licensees with this Agreement.

(a) Aveo shall ensure that its agreements with Sublicensees are consistent with and impose obligations consistent with the terms and conditions regarding Sublicensees set forth in this Agreement, including Sections 2.3(d), 2.4, 2.5, 3.3-3.7, 3.10, 3.14, 4.2, 4.4, 4.5, 4.8, 4.11, 4.12, 4.13, 4.14, 5.3, 5.15, 5.17(d), 9.1, 10.6(h) and 10.7. Without limiting the generality of the foregoing, Aveo shall in particular require its Sublicensees to make available Clinical Regulatory Filings, Safety Data, and underlying detailed data as required by Section 2.5. In addition to the foregoing, in any sublicense Aveo shall obtain ownership of or the right to grant Kirin (and its Affiliates and Other Licensees) a royalty-free license having at least the same scope as the license of Section 4.5 under: (i) all Patents rights claiming inventions developed by or for the Sublicensee in Licensed Product and/or Licensed Product Biomarker-related activities that if invented by Aveo would be Aveo Product Inventions; and (ii) all Know-How developed in such activities that if owned or Controlled by Aveo would be Aveo Know-How. Information provided by a Sublicensee (or of a Sublicensee provided by Aveo) to Kirin and its Other Licensees under this Section 4.13(a) shall be the Confidential Information of Aveo.

(b) Kirin shall ensure that its agreements with Other Licensees are consistent with and impose on its Other Licensees obligations consistent with the terms and conditions set forth in this Agreement, including Sections 2.5, 3.5-3.7, 3.10, 3.14, 4.1, 4.6, 4.8, 4.12, 4.13 and 4.14. In addition to the foregoing, in any agreement with Other Licensees, Kirin shall in particular require its Sublicensees to make available Clinical Regulatory Filings, Safety Data, and underlying detailed data as required by Section 2.5. In addition to the foregoing, in any agreement with an Other Licensee Kirin shall obtain ownership of or the right to grant Aveo (and its Affiliates and Sublicensees) a royalty-free license having at least the same scope as the license of Section 4.1 under: (i) all Patents rights claiming inventions developed by or for the Sublicensee in Licensed Product and/or Licensed Product Biomarker-related

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activities that if invented by Kirin would be Kirin Product Inventions; and (ii) all Know-How developed in such activities that if owned or Controlled by Kirin would be Kirin Know-How. Information provided by an Other Licensee (or of an Other Licensee provided by Kirin) to Aveo and its Sublicensees under this Section 4.13(b) shall be the Confidential Information of Kirin.

4.14 Inventions by Service Providers.

(a) From all contractors performing services in connection with the manufacture, research, development and/or commercialization of Licensed Compounds, Licensed Products and/or Licensed Product Biomarkers (excluding Sublicensees who will be entitled to sell the Licensed Product for their own account), Aveo shall (i) obtain the royalty-free right of access and use by Kirin and its Other Licensees (including further sublicenses by such Other Licensees) to Clinical Regulatory Filings and Safety Data developed by any such contractors, as well as all underlying original data and documentation as described in Section 2.5, for purposes of development and commercialization of Licensed Products and Licensed Product Biomarkers in the Field in the Kirin Territory and outside the Field worldwide under this Agreement, and (ii) obtain the royalty-free right to grant to Kirin non-exclusive sublicenses (including the right of Kirin to grant further sublicenses, and further sublicenses by such sublicensees), having at least the same scope as the license to Kirin in Section 4.5, under the Patents and Know-How developed by such contractors in the course of conducting activities with respect to Licensed Compounds, Licensed Products or Licensed Product Biomarkers that if claiming an invention invented by Aveo or Know-How owned or Controlled by Aveo would be Aveo Product Inventions or Aveo Know-How. Information provided by an Aveo contractor (or of an Aveo contractor provided by Aveo) to Kirin and its Other Licensees under this Section 4.14(a) shall be the Confidential Information of Aveo.

(b) From all contractors performing services in connection with the manufacture, research, development and/or commercialization of Licensed Compounds, Licensed Products and/or Licensed Product Biomarkers (excluding Other Licensees who will be entitled to sell the Licensed Product for their own account), Kirin shall (i) obtain the royalty-free right of access and use by Aveo and its Sublicensees (including further sublicenses by such Sublicensees) to Clinical Regulatory Filings and Safety Data developed by any such contractors as well as all underlying original data and documentation as described in Section 2.5, for purposes of development and commercialization of Licensed Products and Licensed Product Biomarkers in the Field in the Aveo Territory under this Agreement, and (ii) obtain the royalty-free right to grant to Aveo non-exclusive Sublicenses (including the right of Aveo to grant further Sublicenses, and further sublicenses by such Sublicensees), having at least the same scope as the license to Aveo in Section 4.1, under the Patents and Know-How developed by such contractors in the course of conducting activities with respect to Licensed Compounds, Licensed Products or Licensed Product Biomarkers that if claiming an invention invented by Kirin or Know-How owned or Controlled by Kirin would be Kirin Product Inventions or Kirin Know-How. Information provided by a Kirin contractor (or of a Kirin contractor provided by Kirin) to Aveo and its Sublicensees under this Section 4.14(b) shall be the Confidential Information of Kirin.

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4.15 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including Patents) any license, express or implied, to the other Party.

ARTICLE 5

COMPENSATION

5.1 Up-Front Payment. Within thirty (30) days after the Effective Date, Aveo shall pay Kirin a one-time, upfront payment of five million U.S. dollars (U.S.$5,000,000.00). Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder.

5.2 Milestone Payments. Aveo shall also pay the following one-time milestone payments to Kirin, each within thirty (30) days after the first achievement of each milestone event indicated below (whether achieved by or on behalf of Aveo or its Affiliate or any other entity acting on behalf of any of them, except for Sublicensees) with respect to a Licensed Product:

Milestone Event	Milestone Payment

1. [**].	[**] U.S. dollars (U.S.$[**]).

2. [**].	[**] U.S. dollars (U.S.$[**]).

3. [**].	[**] U.S. dollars (U.S.$[**]).

4. [**].	[**] U.S. dollars (U.S.$[**]).

5. [**].	[**] U.S. dollars (U.S.$[**]).

6. [**].	[**] U.S. dollars (U.S.$[**]).

Each milestone payment by Aveo to Kirin hereunder shall be payable only once; for the sake of clarity, this means that the total maximum amount of milestone payments under this Section 5.2 is sixty million U.S. dollars (U.S. $60,000,000.00). Each such payment shall be nonrefundable and noncreditable against any other payments due hereunder. To avoid any doubt, for the purposes of milestone 1, [**]. If milestone 2 is achieved without milestone 1 having been paid, then Aveo shall pay the payment for milestone 1 along with the payment for milestone 2. This same principle shall apply (and the earlier milestones shall be deemed achieved and payable) if milestone 3 or 4 is achieved before milestones 1 and/or 2 are paid; if milestone 5 is achieved before any of milestones 1, 2

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and 3; and if milestone 6 is achieved before any of milestones 1, 2, and 4. For the avoidance of doubt, no milestones shall be payable upon achievement of any milestones by Sublicensees; instead, any milestone-related payments (which may or may not be based upon milestones similar to those set forth above) from Sublicensees shall be included in Sublicensing Revenue.

5.3 Sublicensing Revenue Sharing. Aveo shall pay to Kirin [**] percent ([**]%) of all Sublicensing Revenue. Such shares of Sublicensing Revenue shall be payable quarterly, within thirty (30) days after the end of the calendar quarter in which Aveo or its Affiliate receives the underlying Sublicensing Revenue.

5.4 Royalty Payments. Aveo shall pay Kirin royalties on Net Sales at the following rates with respect to all Net Sales achieved during the applicable Royalty Term (determined on a country-by-country and Licensed Product-by-Licensed Product basis in accordance with Section 5.7 below):

Annual Net Sales Level	Royalty Rate (Percentage of Net Sales)

Level 1: That portion of Net Sales in a given calendar year that is [**] U.S. dollars (U.S.$[**]) or less.	[**] percent ([**]%).

Level 2: That portion of Net Sales in a given calendar year between [**] U.S. dollars (U.S.$[**]) and [**] U.S. dollars (U.S.$[**]).	[**] percent ([**]%).

Level 3: That portion of Net Sales in a given calendar year that is greater than or equal to [**] U.S. dollars (U.S.$[**]).	[**] percent ([**]%).

5.5 Third Party Payments — General Case. If Aveo obtains a license from a Third Party under any issued Patent that covers a Licensed Compound, Licensed Product or the manufacture, use, sale or importation thereof, and Aveo must pay to such Third Party a running royalty on net sales of Licensed Products under such license, then Aveo shall be entitled to credit against Net Sales royalties to Kirin each quarter an amount equal to [**] percent ([**]%) of the amount paid by Aveo to such Third Party for such quarter. If Aveo obtains a license from a Third Party under any pending Patent and such pending Patent issues and covers a Licensed Compound, Licensed Product or the manufacture, use, sale or importation thereof, then Aveo shall be entitled to a credit retroactively against Net Sales royalties to Kirin each quarter an amount equal to [**] percent ([**]%) of the amount of any running royalty on net sales of Licensed Products under such license which is paid by Aveo to such Third Party for such quarter based on such Patent that ultimately issued with such coverage (including those due based on such Patent from when it was pending). However, in no event shall royalties hereunder to Kirin in respect of any calendar quarter be reduced by more than [**] percent ([**]%) thereof. Unused amounts of credit shall carry forward to subsequent calendar quarters subject always to the [**] percent ([**]%) limit on reducing the royalty to Kirin in any calendar quarter, as applied in such subsequent calendar quarters.

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5.6 Third Party Payments — Specific Case. If it becomes necessary for Aveo and/or its Affiliates to access patent rights claiming priority from [**] in order to make, use or sell a Licensed Product in the Aveo Territory (i.e. if it issues and covers the Licensed Product actually being commercialized, and withstands any challenge to it Kirin may at its own expense choose to bring), then Kirin will be responsible for taking a license thereunder (on an exclusive or non-exclusive basis) or another similar right (such as a covenant not to sue) and for sublicensing (or otherwise transferring such license to Aveo) and shall bear (a) [**] percent ([**]%) of the cost associated with accessing such patent rights, and (b) any damages assessed against Aveo with respect to Aveo’s exercise of its rights under this Agreement, other than activities by or on behalf of Sublicensees (Kirin’s responsibilities with respect to Sublicensees’ activities are addressed in the next sentence instead). If it becomes necessary for any Sublicensee to access patent rights claiming priority from such application in order to make, use or sell a Licensed Product in such Sublicensee’s portion of the Aveo Territory (i.e. if it issues and covers the Licensed Product actually being commercialized, and withstands any challenge to it Kirin may at its own expense choose to bring), then Kirin shall have the same responsibility to obtain a license to cover the Sublicensee’s sublicensed Licensed Compound and Licensed Product activities, but Kirin’s financial responsibility for any consideration due the licensor or damages assessed based on such Sublicensee’s exercise of the rights that Kirin obtains shall be limited (a) overall, to the [**], and (b) with respect to [**], to the [**]. Kirin agrees that before commencing any formal challenge to any such patents Kirin will first meet and confer with Aveo to discuss and seek to reach a common understanding whether such challenge would be likely to have a material adverse effect on Aveo’s ability to commercialize the Licensed Product in the Aveo Territory and the most sensible course of action weighing the relevant probabilities, costs and benefits.

5.7 Royalty Term. “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the time from the first post-Marketing Approval sale of such Licensed Product in such country until the later to occur of (a) the expiration of the last Valid Claim claiming or covering the composition, use or manufacture of the Licensed Product in the country in which such Licensed Product is manufactured or sold, or (b) twelve (12) years after the first post-Marketing Approval sale of such Licensed Product in such country. The foregoing provisions of this Section 5.7 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 5.4 with respect to Net Sales of a Licensed Product in a country during any portion of the Royalty Term when there is not a Valid Claim claiming or covering such Licensed Product’s composition, manufacture or use in the country of manufacture or sale.

5.8 Combination Products. If Aveo or its Affiliate sells any Licensed Product as a combination product containing one or more active ingredients in addition to a Licensed Compound (which may be either combined in a single formulation or bundled with separate formulations) (“Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Compound thereof if sold separately, and B is the total invoice price of any other active ingredient or ingredients in the combination, if sold separately. If,

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on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Licensed Compound nor the other active ingredient or ingredients of the Combination Product is sold separately in such country, or the mechanics provided above are otherwise inapplicable, Net Sales for the purposes of determining royalties of the Combination Product shall be determined by the Parties in good faith, based on the relative fair market values of the different active ingredients and in accordance with standard and customary practice if any, and in looking in particular to the relative list prices in other countries if available. If the immediately preceding sentence applies, Aveo shall in good faith propose to Kirin a Net Sales allocation for such Combination Product based on the principles set forth in the immediately preceding sentence, Kirin shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within sixty (60) days of Aveo’s proposal, then the matter shall be referred for non-binding resolution to a mutually agreeable individual (not affiliated with either Party) having expertise in the research, development, marketing and sales of similar pharmaceutical products (including experience in pricing and reimbursement), such resolution to occur within sixty (60) days after such referral. Such individual shall be instructed to determine the Net Sales allocation for such Combination Product using the following standard: the allocation shall be made based on the relative fair market value contribution made by each of the different active ingredients contained in such Combination Product to its overall sales price, determined in accordance with standard customary practice (if any), and looking in particular to the relative list prices in other countries, if available (the “Standard”). If either Party disagrees with the conclusions of such individual, then such Party shall refer the matter for resolution in accordance with Article 11. The standard to be applied in any arbitration of this allocation under Article 11 shall be the Standard (defined above in this Section 5.8).

5.9 Quarterly Payment Timings. All royalties due under Section 5.4 shall be paid quarterly, on a country-by-country basis, within sixty (60) days after the end of the relevant calendar quarter for which royalties are due.

5.10 Royalty Payment Reports. With respect to each calendar quarter, within thirty (30) days after the end of the calendar quarter, Aveo shall provide to Kirin a written report stating the number and description of all Licensed Products sold during the relevant calendar quarter; the gross sales associated therewith; and the calculation of Net Sales thereon, including the amount of any deduction provided for in the definition of Net Sales in Article 1. The report shall provide all such information on a country-by-country and Licensed Product-by-Licensed Product basis.

5.11 Payment Method. Except as provided in Section 5.14 regarding blocked currency, all payments due under this Agreement to Kirin shall be made by bank wire transfer in immediately available funds to an account designated by Kirin. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

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5.12 No Credits or Refunds. All payments to Kirin hereunder shall be noncreditable and nonrefundable, except only to the extent that an audit conducted pursuant to Section 5.17 below confirms that Aveo had overpaid amounts to Kirin, in which case Kirin shall pay to Aveo such overpaid amounts within thirty (30) days of receipt of an invoice from Aveo.

5.13 Taxes. Aveo shall be responsible for and may withhold from payments made to Kirin under this Agreement any taxes required to be withheld by Aveo under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Aveo shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Kirin within thirty (30) days following that tax payment. If Kirin has the possibility to apply for any exemption from, or reduction in the rate of, withholding taxes under any double taxation or similar agreement or treaty in force from time to time and requests Aveo’s assistance, the Parties shall reasonably cooperate in seeking such exemption or reduction. Kirin is entitled to require Aveo to pay all milestone payments (regardless of the country or countries to which the milestone events relate) and all royalties on account of Net Sales in the U.S. from a U.S. entity or, if paid from a non-U.S. entity and tax is required to be withheld, then Aveo will make an additional payment to Kirin such that Kirin will net the same amount as Kirin would have received in the absence of such withholding. To the extent Kirin can recover the amount withheld or obtain a tax benefit, in both cases without prejudice to any other recovery of withholding or tax benefit to which Kirin or its Affiliate would otherwise be entitled, then Kirin will refund the recovered amount or the amount of the tax benefit (up to a total of the withheld amount) to Aveo.

5.14 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Kirin in the country in local currency by deposit in a local bank designated by Kirin, unless the Parties otherwise agree.

5.15 Sublicenses. If Aveo grants any sublicenses, such sublicenses shall include an obligation for the Sublicensee to (i) maintain records adequate to document and verify the proper Sublicensing Revenues (including royalties) to be paid to Aveo; (ii) provide reports with each Sublicensing Revenue payment to Aveo sufficient to allow such verification; and (iii) allow Aveo to conduct an audit as requested by Kirin to verify the proper payment of Sublicensing Revenues (such audit right is not required to be any stronger than that of Section 5.17).

5.16 Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by Citibank, N.A. on the last business day of the calendar quarter to which such payment pertains. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Aveo shall provide to Kirin a true, accurate and complete copy of the Citibank, N.A. exchange rates used in the calculation.

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5.17 Records; Inspection.

(a) Aveo shall keep and ensure that its Affiliates keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement. Aveo shall make such records available for inspection by an accounting firm selected by Kirin under Section 5.17(c) at Aveo’s premises in the United States on reasonable notice during regular business hours (in accordance with the remaining provisions of this Section 5.17) no more than once in any calendar year.

(b) Upon timely request and at least thirty (30) business days’ prior written notice from Kirin, Aveo shall permit such audit to be conducted during regular business hours in such a manner as to not unnecessarily interfere with Aveo’s normal business activities. Such audit shall be limited to results in any period that has not previously been audited under this Section 5.17, not to exceed five (5) years prior to the audit notification.

(c) At Kirin’s expense no more than once per calendar year, Kirin has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm (that is not an Affiliate of Kirin) perform on behalf of Kirin an audit, conducted in accordance with GAAP, of such books and records of Aveo and its Affiliates as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Kirin and the correctness of any report or payments made under this Agreement (all subject to subsection (b)).

(d) Aveo shall ensure that its Sublicensees keep complete and accurate records of such Sublicensee’s sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement. Aveo shall require that such Sublicensee make such records available for inspection by Aveo or an independent accounting firm selected by Aveo, at least once during any calendar year in which the agreement between Aveo and any Sublicensee is in effect and thereafter for a period of five (5) years after the calendar year to which the audit pertains. Upon the reasonable request of Kirin with respect to any such Sublicensee, and no more than once in any calendar year, Aveo shall exercise its audit rights with respect such Sublicensee and shall report the results of such audit to Kirin in accordance with Section 5.17(f).

(e) All information, data, documents and abstracts referred to in this Section 5.17 shall be used only for the purpose of verifying compliance with this Agreement, shall be treated as Aveo’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than five (5) years from the end of the calendar year to which each shall pertain; nor more than three (3) years after the date of the expiration or termination of this Agreement.

(f) Audit results shall be shared by Aveo and Kirin. The auditor shall be under written obligations to Aveo (and, where applicable, any Sublicensee) of confidentiality and non-use (other than uses required by this Section 5.17).

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(g) If the audit reveals an underpayment, Aveo shall promptly pay to Kirin the amount of such undisputed underpayment plus interest in accordance with Section 5.18. If the audit reveals that the undisputed monies owed by Aveo to Kirin has been understated by more than five percent (5%) for the period audited, Aveo shall, in addition, pay the reasonable costs of such audit. If the audit reveals an undisputed overpayment, the amount of such overpayment shall be payable to Aveo as provided in Section 5.12.

5.18 Interest. If Aveo fails to make any payment due to Kirin under this Agreement, then interest shall accrue from the date the particular payment is due until paid at a rate equal to the Dollars prime or equivalent rate per annum quoted by The Wall Street Journal on the first business day after such payment is due, plus [**] percent ([**]%).

ARTICLE 6

PATENTS

6.1 Ownership and Disclosure of Inventions.

(a) Kirin Product Inventions. Kirin shall solely own the Kirin Product Inventions and the Kirin Product Invention Patents.

(b) Aveo Product Inventions and Aveo Patents. Aveo shall solely own the Aveo Product Inventions and Aveo Patents (other than any Aveo Patents that may be in-licensed and are owned by the licensor).

(c) Joint Inventions. Kirin and Aveo shall jointly own (as provided for below in Section 6.1(d)) the Joint Inventions, Jointly Owned Product Patents and Joint Other Invention Patents.

(d) U.S. Patent Law Nature of Joint Ownership. The joint ownership of Joint Inventions, Jointly Owned Product Patents and Joint Other Inventions Patents under Section 6.1(c) shall be, on a worldwide basis with respect to each jurisdiction in which such a jointly owned Patent exists, joint ownership in accordance with and bearing with it the same rights as the joint ownership interests of co-inventors named on U.S. Patents under U.S. patent laws in the absence of a written agreement (including the right to practice the invention without having to obtain consent from and without having any duty of accounting to the other Party; and including the right to license others to do the same, without having to obtain consent from and without having any duty of accounting to the other Party), except solely to the extent explicitly provided to the contrary in this Agreement (including Article 4 and Article 5). Such rights of joint ownership in accordance with the U.S. patent law treatment are further implemented by the Parties on a worldwide basis as provided for in Section 6.2(e).

(e) Invention Disclosure. Without modifying or limiting the ownership and rights as provided for in Sections 6.1(a)-(d), each Party shall promptly disclose to the other Party any Aveo Product Invention, Joint Product Invention, Joint Other Invention and Kirin Product Invention, as applicable, prior to any public disclosure or filing of a patent application and allow sufficient time for comment and review by the other Party as to whether such other Party would recommend for a Patent to be filed (by the Party or Parties who is or are entitled to do so in accordance with Section 6.2).

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6.2 Prosecution of Patents.

(a) Listed Kirin Patents and Kirin Product Invention Patents. Except as set forth in this Section 6.2, Kirin shall be responsible to perform the filing, prosecution and maintenance of the Listed Kirin Patents and Kirin Product Invention Patents on a worldwide basis. Kirin shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Listed Kirin Patents and Kirin Product Invention Patents worldwide. Aveo shall have the right to review and comment upon Kirin’s prosecution of the Listed Kirin Patents and Kirin Product Invention Patents in each case in the Aveo Territory. Kirin shall provide Aveo with a copy of each substantive communication received from any patent authority within two (2) weeks of receipt by Kirin’s patent attorney; and a copy of each proposed submission to a patent authority in the Aveo Territory regarding a Listed Kirin Patent or Kirin Product Invention Patent reasonably in advance of making such filing (normally four (4) weeks in advance but sometimes less under exigent circumstances). Furthermore, with respect to the preparation, filing, prosecution and maintenance of Listed Kirin Patents and Kirin Product Invention Patents in each case in the Aveo Territory, Kirin agrees to: (i) keep Aveo reasonably informed with respect to such activities; (ii) consult with Aveo regarding such matters, including the final abandonment of any Listed Kirin Patent or Kirin Product Invention Patent claims; and (iii) reasonably consider Aveo’s comments. If Kirin determines to abandon or not maintain any Patent that is a Listed Kirin Patent or a Kirin Product Invention Patent in each case in the Aveo Territory, then Kirin shall provide Aveo with at least forty-five (45) days prior written notice of such determination (or such other period of time reasonably necessary to allow Aveo to assume such responsibilities). In that case, Aveo shall have the right, at its option, to control the filing, prosecution and maintenance of any such Patent at its own expense in Kirin’s name, without affecting any of the other financial terms set forth in this Agreement.

(b) Aveo Patents. Aveo shall be responsible to perform the filing, prosecution and maintenance of the Aveo Patents on a worldwide basis. Aveo shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs with respect to Aveo Patents worldwide. Aveo shall keep Kirin reasonably informed of Aveo’s activities in preparing, filing and prosecuting the Aveo Patents in the Kirin Territory, and shall inform Kirin reasonably in advance of Aveo’s intention to abandon the prosecution or maintenance of any Aveo Patent in the Kirin Territory.

(c) Jointly Owned Product Patents. With respect to each Joint Product Invention, Kirin shall prepare, file, prosecute and maintain the corresponding Jointly Owned Product Patents in the Kirin Territory, and Aveo shall prepare, file, prosecute and maintain the corresponding Jointly Owned Product Patents in the Aveo Territory; provided that the Parties shall mutually agree on which Party shall file the initial patent application disclosing any Joint Product Invention, and shall mutually agree as to the content and scope of such first filing. Kirin shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs incurred by Kirin with respect to Jointly Owned Product Patents in the Kirin Territory. Aveo shall be responsible for paying one hundred percent (100%) of the prosecution and maintenance costs incurred by Aveo with respect to Jointly Owned Product Patents in the Aveo Territory. Each Party shall have the right to review and comment upon the other’s prosecution and maintenance of Jointly

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Owned Product Patents in the other’s Territory. Furthermore, as regards filings that are applicable to both Territories (such as each original PCT filing for a Jointly Owned Product Patent), the Parties shall reasonably cooperate and mutually agree as to such filings, sharing the costs equally. Each Party shall provide to the other Party a copy of each proposed submission to a patent authority in the submitting Party’s Territory regarding a Jointly Owned Product Patent reasonably in advance of making such filing (normally four (4) weeks but sometimes less under exigent circumstances). More generally, with respect to the preparation, filing, prosecution and maintenance of Jointly Owned Product Patents in a Territory, each prosecuting Party agrees to: (i) keep the other reasonably informed with respect to such activities; (ii) consult with the other Party regarding such matters, including the final abandonment of any Jointly Owned Product Patent claims; and (iii) reasonably consider the other’s comments. If a prosecuting Party determines to abandon or not maintain any Jointly Owned Product Patent in the would-be-abandoning Party’s Territory, then such Party shall provide the other Party with at least sixty (60) days prior written notice of such determination (or such other period of time reasonably necessary to allow the other Party to assume such responsibilities). In that case, the other Party shall have the right, at its option, to control the filing, prosecution and maintenance of the Patent that would otherwise have gone abandoned, at such other Party’s own expense and in its name, without affecting any of the other financial terms set forth in this Agreement.

(d) Joint Other Invention Patents. With respect to each Joint Other Invention, the Parties shall confer and agree upon which Party shall prosecute and/or maintain the corresponding Joint Other Invention Patent. Either Party may disclaim its interest in any particular patent application or patent that is a Joint Other Invention Patent on thirty (30) days written notice to the other Party, in which case (i) the disclaiming Party shall assign its ownership interest in such Patent to the other Party for no additional consideration, (ii) the Party that is then the sole owner shall be solely responsible for all future costs of such patent application or patent, and (iii) the disclaiming Party shall hold no further rights thereunder.

(e) Worldwide Implementation of Joint Ownership. To implement the rights of joint ownership throughout the world as provided for in Sections 6.1(c) and (d), each Party hereby assigns to the other Party, and hereby grants to the other Party all consents, licenses and waivers, in each case that are necessary to achieve such joint ownership and the rights associated with such joint ownership (as described in Section 6.1(d)) worldwide, and agrees to provide documents evidencing or that may be required to record such assignments, consents, licenses and waivers promptly upon the other Party’s request. Each of the foregoing assignments and other grants is coupled with an interest. Promptly after requested in writing, each Party shall provide to the other all documents and instruments required to evidence or record any such assignments, consents, licenses or waivers, or (to the extent otherwise consistent with this Agreement) to enforce rights in the assigned Patents. Each Party hereby appoints the other Party as the appointing Party’s attorney-in-fact to execute and deliver each of the foregoing documents and instruments if the other Party is unable, after making reasonable inquiry, to obtain the appointing Party’s signature on any such documents and instruments. This Section 6.2(e) shall not be deemed, read, or used to contradict or undermine the Parties’ rights and obligations as set forth in Article 4 and Article 5.

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(f) In-Licensed Patents. If there are at any time any Aveo Patents that are in-licensed by Aveo instead of owned by Aveo (or an Aveo Affiliate), then Section 6.2(b) shall apply to the prosecution of such Patents in the same way as if they were Aveo Patents owned by Aveo, to the full extent Aveo has prosecution rights under the agreement by which Aveo received its license rights to such Aveo Patents that are in-licensed by Aveo instead of owned by Aveo (or an Aveo Affiliate), and to the full extent permitted by such agreement. If there are at any time any Listed Kirin Patents or Kirin Product Invention Patents that are in-licensed by Kirin instead of owned by Kirin (or any Kirin Affiliate), then Section 6.2(a) shall apply to the prosecution of such Patents in the same way as if they were Listed Kirin Patents or Kirin Product Invention Patents owned by Kirin, to the full extent Kirin has prosecution rights under the agreement by which Kirin received its license rights to such Patents that are in-licensed by Kirin instead of owned by Kirin (or any Kirin Affiliate), and to the full extent permitted by such agreement.

(g) Certain Proceedings. For the purposes of this Section 6.2, “prosecution” shall include defending the applicable Patents in proceedings such as oppositions, reexaminations, interferences, nullities or other administrative actions in which a Third Party contests the inventorship, validity, title or enforceability of a Patent.

(h) Affiliates/Sublicensees. Aveo may grant to its Affiliates or Sublicensees all or certain of its rights with respect to the preparation, filing, prosecution and maintenance of Licensed Patents and Aveo Patents, set forth in this Section 6.2, and vice versa with respect to Kirin and its Affiliates and Other Licensees.

6.3 Patent Term Extensions. The Parties shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the Licensed Patents (including Jointly Owned Product Patents) and the Aveo Patents, in each case in the Aveo Territory, the Parties shall apply to extend the patent term with respect to Licensed Products, pursuant to patent term extension laws or regulations or Supplemental Protection Certificate laws and regulations in the Aveo Territory. If the Parties cannot reach agreement as to whether to apply to extend the term of a particular Patent in the Aveo Territory, then if the Patent is an Aveo Patent or a Licensed Patent that is specific to Licensed Compound(s), Licensed Product(s) or any method(s) of making or using any of them (and therefore does not affect other products outside the scope of the license to Aveo (“License-Specific Licensed Patents”)), Aveo shall have the right to make the final decision, provided that if Aveo determines to extend an Aveo Patent (where applicable, if permitted under the agreement by which Aveo obtained its license rights to such Aveo Patent), but a Licensed Patent could have been extended instead, then the claims in such Licensed Patent shall continue for purposes of determining all affected Royalty Terms to be deemed “Valid Claims” throughout the term of the extension that was available for the Licensed Patent, notwithstanding that they will have earlier expired. For Licensed Patents that are not Joint Patents and are not License-Specific Licensed Patents, if Aveo wishes to extend any such other Licensed Patents, Kirin’s consent is required in Kirin’s sole discretion.

6.4 Non-Patent Regulatory Exclusivity. As between the Parties, Aveo shall have the exclusive right to apply for Regulatory Exclusivity for Licensed Products in the Aveo Territory for the Field.

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6.5 Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Patent, Jointly Owned Product Patent and/or Aveo Patent is being or has been infringed or misappropriated in any Territory by a Third Party (such infringement, together with any that may be imminently threatened to occur by any potential generic version of a Licensed Product arising under the implementing procedures of 35 U.S.C. 271(e)(2) or ex-U.S. equivalent, “Infringement”, and “Infringe” shall be interpreted accordingly).

(b) Competitive Infringement of Licensed Patents (Including Listed Kirin Patents, Kirin Product Invention Patents, Aveo Patents and Jointly Owned Product Patents).

(i) First Right. Aveo shall have the first right, but not the obligation, to enforce the Listed Kirin Patents, Kirin Product Invention Patents, Aveo Patents and Jointly Owned Product Patents with respect to activities or conduct of a Third Party in the Field and the Aveo Territory that compete with, or are expected to compete with, or otherwise materially affect the market for, Licensed Products in the Aveo Territory (“Competitive Infringement”). Aveo shall reasonably consider Kirin’s comments on any such enforcement activities. Except as provided in Section 6.5(g), Aveo shall bear all costs and expenses for enforcement under this Section 6.5(b)(i) (including the costs of Kirin’s cooperation as required under subsection (e)).

(ii) Back-up Right for Competitive Infringement of Licensed Patents in the Aveo Territory. If Aveo does not bring action to prevent or abate Competitive Infringement within [**] days (or [**] days in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act) after notification thereof to or by Aveo pursuant to Section 6.5(a), then Kirin shall have the right, but not the obligation, to bring, at its own expense, an appropriate action in the Aveo Territory against any person or entity engaged in such Competitive Infringement directly or contributorily; provided, however, Kirin shall not initiate legal action without first conferring with Aveo and considering in good faith Aveo’s reasons for not bringing any such action.

(iii) Certain Infringement in the Kirin Territory. Kirin shall have the sole right, but not the obligation, to enforce the Listed Kirin Patents, Kirin Product Invention Patents and/or Jointly Owned Product Patents with respect to activities or conduct of a Third Party in or for the Field in the Kirin Territory or outside the Field worldwide.

(c) Non-Competitive Infringement Involving Listed Kirin Patents and/or Kirin Product Invention Patents. With respect to any Infringement of any Listed Kirin Patents or Kirin Product Invention Patents anywhere in the world (including in the Aveo Territory) other than Competitive Infringement in the Aveo Territory or Infringement in the Kirin Territory resulting from activities or conduct of a Third Party in or for the Field in the Kirin Territory that compete with, or are expected to compete with, or otherwise materially affect the market for, Licensed Products in the Kirin Territory (enforcement rights regarding each of which are provided in subsection (b)), Kirin shall have the exclusive right (but not the obligation) to prevent or abate such Infringement, and as between the Parties shall bear all related expenses and retain all related recoveries. In such event, Kirin shall notify Aveo of such Infringement and keep Aveo reasonably informed with respect to the disposition of any action taken in connection therewith.

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(d) Jointly Owned Product Patents and Joint Other Invention Patents. With respect to any Third Party Infringement of (i) Jointly Owned Product Patents anywhere in the world (including in the Aveo Territory) other than a Competitive Infringement in the Aveo Territory or an Infringement in the Kirin Territory resulting from activities or conduct of a Third Party in or for the Field in the Kirin Territory that compete with, or are expected to compete with, or otherwise materially affect the market for, Licensed Products in the Kirin Territory, or (ii) Joint Other Invention Patents (it being understood that in each case such Infringement that is outside the scope of Sections 6.5(b) and 6.5(c)), the Parties shall confer and take such action in such manner as they shall agree. If the Parties are unable after a reasonable period of time to agree on how to proceed, then each Party may exercise its rights as joint owner of the affected Joint Other Invention Patent in accordance with the allocation of joint ownership rights as expressed in Section 6.1. The Parties shall allocate their expenses and recoveries in relation to such actions as they shall agree, provided that unless the Parties otherwise agree in writing, they shall divide such recoveries as set forth in Section 6.5(g).

(e) Participation of the other Party with Respect to Infringement Suits. If a Party brings an action against infringement under this Section 6.5, the other Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, and such Party shall cooperate fully with the Party bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action (all at the expense on a pass-through basis of the prosecuting Party).

(f) Settlement. Kirin shall not settle a claim brought under this Section 6.5 involving Licensed Patents in a manner that would limit or restrict the ability of Aveo to sell Licensed Products for use in the Field in the Aveo Territory, or impair the exclusivity of Aveo’s rights hereunder, in each case without the prior written consent of Aveo (which consent shall not be unreasonably withheld, conditioned or delayed). Aveo shall not settle a claim brought under this Section 6.5 involving Licensed Patents, Jointly Owned Product Patents and/or other Aveo Patents that would limit or restrict the ability of Kirin to sell Licensed Products in the Kirin Territory or for use outside the Field in the Aveo Territory, or impair the exclusivity of Kirin’s rights hereunder, in each case without the prior written consent of Kirin (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) Allocation of Proceeds. If monetary damages are recovered from any Third Party in an action brought by a Party under Section 6.5(b)(i), Section 6.5(b)(ii) or Section 6.5(d), whether such damages result from the infringement of Licensed Patents, Jointly Owned Product Patents and/or Aveo Patents, such recovery shall be allocated first to the reimbursement of any costs and expenses incurred by the Party controlling such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel or other personnel acting in such capacity (i.e., coordination of litigation matters and the like)), not previously reimbursed, and then the costs and expenses of the non-controlling Party, and any remaining amounts shall be split as follows:

(i) the portion of any such remaining amounts that represents recovery for [**] on any action brought under Section 6.5(b)(i) (1) to the extent [**], with the remaining portion of the [**] that does not represent treble or punitive damages being allocated to Aveo; and (2) to the extent representing [**] shall be allocated [**] percent ([**]%) to Kirin and [**] percent ([**]%) to Aveo;

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(ii) the [**] on any action brought under Section 6.5(b)(ii) shall be allocated to Kirin in the same amount as under subsection (i) Aveo would have received if the action had been brought under Section 6.5(b)(i), with the remainder of the [**] under this subsection (ii) being allocated to Aveo;

(iii) the portion of any such remaining amounts that represents recoveries in relation to lost sales of Licensed Products in the Kirin Territory or of Licensed Products for use outside the Field in the Aveo Territory shall be allocated to Kirin; and

(iv) the portion of any such remaining amounts that represents recovery for Infringement in an action brought pursuant to Section 6.5(d) shall be [**] percent ([**]%) to Aveo and [**] percent ([**]%) to Kirin, unless Aveo and Kirin agree in writing to a different allocation.

(h) Affiliates/Sublicensees. Aveo may grant to its Affiliates or Sublicensees its rights to enforce Licensed Patents as set forth in this Section 6.5, and vice versa for Kirin and its Affiliates and Other Licensees.

6.6 Infringement of Third-Party Rights. If any Licensed Product manufactured, used or sold by either Party, its Affiliates, Sublicensees or Other Licensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the other Party’s Territory relating to the manufacture, use, sale, offer for sale or importation of Licensed Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant, subject to the indemnification provisions of Article 9. Neither Party shall enter into any settlement of any claim described in this Section 6.6 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

6.7 Patent Marking. Aveo (or its Affiliate, Sublicensee or Distributor) shall mark Licensed Products marketed and sold by Aveo (or its Affiliate, Sublicensee or Distributor) hereunder with appropriate Licensed Patent numbers or indicia at Kirin’s request to the extent permitted by law, in those countries in which such notices affect recoveries of damages or equitable remedies available with respect to infringements of patents.

6.8 Patent Oppositions and Other Proceedings. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party that covers or may cover the manufacture, use for the Field or sale of any Licensed Product, such Party shall so notify the other Party.

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6.9 Trademarks. The trademarks on Licensed Products sold by Aveo (and its Affiliates and Sublicensees) in the Aveo Territory shall be owned or controlled by Aveo. Neither Party grants to the other any license under trademarks owned or controlled by such Party.

ARTICLE 7

CONFIDENTIALITY

7.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after the Term expires in the last country in which it expires or is terminated, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own most highly confidential proprietary information (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2 Authorized Disclosure. Notwithstanding Section 7.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing for, prosecuting or maintaining Patents;

(b) regulatory filings;

(c) prosecuting or defending litigation;

(d) complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities, provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(e) to (i) its Affiliates, and to prospective and actual licensees, Sublicensees, employees, consultants, agents, accountants, lawyers, advisors and investors, and (ii) others in order to (and solely to the extent required to) exercise such Party’s rights or fulfill its obligations under this Agreement (including commercialization and/or sublicensing of Licensed Patents, Licensed Know-How or Licensed Products) on a need to know basis, each of whom in (i) and (ii) prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7 and that are of reasonable duration in view of the circumstances of the disclosure; and

(f) to the extent mutually agreed to in writing by the Parties.

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7.3 Termination of Prior Agreements. This Agreement supersedes the Prior Agreements. All information exchanged between the Parties under or otherwise subject to a Prior Agreement shall be deemed Confidential Information (in accordance with and to the extent set forth in the definition of such term in Article 1), and shall be subject to the terms of this Article 7.

7.4 Publicity. The Parties have agreed that Aveo may issue the press release set forth in Exhibit G for the initial public announcement of the execution of this Agreement. Kirin may issue its own press release to announce the execution of this Agreement (in Japanese or another language), provided that such press release does not disclose more information about this Agreement than is disclosed in Aveo’s press release. Any other publication, news release or other public announcement regarding the execution or terms of this Agreement, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, each Party shall use good faith efforts to notify the other Party in advance of any significant public announcement regarding Licensed Products’ performance and achievements hereunder. In case of any disclosure that is required by law as reasonably advised by the disclosing Party’s counsel, such Party will provide the other Party with prompt notice of the required disclosure, such other Party shall not be entitled to withhold consent, but the Parties shall find a mutually acceptable manner in which to make the disclosure. Permission to repeat information that has already been publicly disclosed shall not be required. The terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 7.2(e)(i) (but not Section 7.2(e)(ii)) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7. Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, to actual or potential bankers, lenders and investors of the disclosing Party, who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7. In addition, if at any time a Party is legally required to file a copy of this Agreement with the Securities and Exchange Commission (or its counterpart in any country other than the U.S.) in connection with any public offering of such Party’s securities or regular reporting obligations as a public company (if and when such Party becomes public), such Party shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with applicable laws and regulations and SEC practice. To that end, the filing Party shall, at least thirty (30) days in advance of any such filing, provide the other Party with a draft set of redactions to the Agreement for which confidential treatment will be sought, and incorporate such other Party’s comments as to additional terms it would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is manifestly unavailable).

7.5 Publications. Neither Party shall first publish or first present in a public forum the scientific or technical results of any activities performed pursuant to this Agreement without the opportunity for prior review by the other Party. Each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or scientific presentations (including verbal presentations) which relate to its activities performed pursuant to this Agreement or any Licensed Product at least thirty (30) days prior to their intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for

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publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications first. The Parties agree to review and decide whether to delay publication to permit filing of patent applications. Neither Party shall have the right to publish or present Confidential Information of the other Party. Nothing contained in this Section 7.5 shall prohibit the inclusion of information necessary for a patent application, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application and to request deletion of its Confidential Information (subject to Section 7.2(a)).

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. Each Party represents, warrants and covenants to the other that:

(a) It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has and have been duly authorized to do so by all requisite corporate action.

(c) This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) It has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

(e) It is not aware of any action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

8.2 Kirin’s Warranties. Kirin represents and warrants that as of the Effective Date:

(a) The Listed Kirin Patents are owned or Controlled solely and exclusively by Kirin, free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, has any valid claim of ownership with respect to the Listed Kirin Patents.

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(b) The Listed Kirin Patents include all Patents owned by Kirin anywhere in the Aveo Territory, or anywhere in the world that may be extended into the Aveo Territory, that claim Licensed Compounds, the Licensed Product formulation that is currently in clinical testing in a Phase I Trial in Europe, the use of any of them, or any method that is specific to manufacturing them or currently used by (or on behalf of) Kirin or its Affiliates (including by the Current Manufacturer) to manufacture any of them. The sole remedy for any unintentional breach of this representation and warranty shall be for Kirin to update Exhibit B to reflect and include the unintentionally omitted Patent(s).

(c) Neither Kirin nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Compounds or Licensed Products by Aveo, its Affiliates or Sublicensees, as contemplated by this Agreement.

(d) To the best of Kirin’s knowledge, (i) no proceeding is pending that challenges Kirin’s ownership or Control, as applicable, of the Licensed Patents, and (ii) the Licensed Patents are not subject to any pending re-examination, opposition, interference or litigation proceedings.

(e) Neither Kirin nor its Affiliates is aware of the existence of any documentation or publication or conduct by or on behalf of Kirin or its Affiliates, that would bring into question the validity or enforceability of the Listed Kirin Patents.

(f) To the best knowledge of Kirin and its Affiliates, the Licensed Patents and Licensed Know-How is not being infringed or misappropriated by any Third Party, except where such infringement would not materially affect the rights granted to Aveo hereunder.

(g) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, or subpoena of any nature (civil, criminal, regulatory or otherwise), in law or in equity, pending or, to the best knowledge of Kirin or its Affiliates threatened, against Kirin or its Affiliates relating to the Licensed Patents, the Licensed Know-How, the Licensed Compounds or the transaction contemplated by this Agreement.

(h) Neither Kirin nor its Affiliates has granted, expressly or otherwise, any assignment, license or other extension of right, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Licensed Patents or the Licensed Know-How with respect to Licensed Compounds and/or Licensed Products in the Field for the Aveo Territory, and no Third Party has retained any right, or other similar interest or benefit, exclusive or otherwise, to, under or in the Listed Kirin Patents in the Field for the Aveo Territory.

(i) Kirin has obtained rights to the current manufacturing process(es) for Licensed Compounds and/or Licensed Products developed and/or used by Kirin, its Affiliates and/or the Current Manufacturer, sufficient to grant Aveo, its Affiliates and Sublicensees the exclusive right (subject to Section 4.4) to use such manufacturing process(es) for the development, manufacture and commercialization of Licensed Compounds and Licensed Products for the Field in and for the Aveo Territory, as contemplated by this Agreement.

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(j) None of the Listed Kirin Patents or Licensed Know-How scheduled in Exhibit F would require the payment of consideration by Kirin, its Affiliates or Other Licensees, or by Aveo, its Affiliates or Sublicensees to any Third Party in connection with the grant of rights to Aveo, its Affiliates or Sublicensees under this Agreement, or the exercise of such rights by Aveo, its Affiliates or Sublicensees.

(k) Kirin has heretofore disclosed to Aveo all material correspondence between Kirin and the FDA and any other Regulatory Authority or other governmental authority regarding the Licensed Compounds and Licensed Products (to be clear, to date there has been no such material correspondence and therefore none has been disclosed to Aveo).

(l) The Know-How listed in Exhibit F is included in the Licensed Know-How.

(m) The list of Third Party contracts set forth on Exhibit H is a complete and accurate list of all Active Contracts existing as of the Effective Date relating to the Licensed Compound KRN951 and Licensed Products based on this Licensed Compound, each of such contracts is in full force and effect, and neither Kirin, nor, to the best of Kirin’s knowledge, any Third Party to any such contract, is in breach or default of any such contract (at all, with respect to Kirin, or rising to a material level, with respect to counterparties to the Active Contracts as of the Effective Date). To be clear, in accordance with Section 3.13, Active Contracts exclude confidentiality agreements and material transfer agreements. With respect to any material transfer agreements that have been entered into for Licensed Compounds or Licensed Products, Kirin has obtained under each such agreement at least a non-exclusive license to all inventions made relating to such Licensed Compounds or Licensed Products.

8.3 Warranty of No Debarment. Each of Aveo and Kirin represents, warrants and covenants that in the course of the development of Licensed Products or Licensed Product Biomarkers, such Party has not prior to the Effective Date used, and shall not during the Term use, any employee or consultant who has been debarred by the FDA or Regulatory Authorities, or, to the best of such Party’s knowledge, who was or is the subject of debarment proceedings by the FDA or Regulatory Authorities.

8.4 Disclaimer Concerning Technology. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of activities performed pursuant to this Agreement or (ii) the safety, efficacy or usefulness for any purpose of the Patents or Know-How it provides under this Agreement or the subject matter of them.

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ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Aveo. Aveo shall indemnify, hold harmless and defend Kirin, Kirin’s Affiliates, Kirin’s and its Affiliates’ Other Licensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the “Kirin Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third-Party Claim”) against any Kirin Indemnitees(s) to the extent that such Third-Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by Aveo in Article 8; (ii) the negligence or willful misconduct of any Aveo Indemnitee (defined in Section 9.2); or (iii) the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products or Licensed Product Biomarkers by or for the Aveo Indemnitees (as defined below) (to avoid any doubt, for this purpose, the Kirin Indemnitees’ Licensed Compound, Licensed Product and Licensed Product Biomarker activities are not considered done by or for the Aveo Indemnitees); provided that (a) the Kirin Indemnitees comply with the procedure set forth in Section 9.3; and (b) such indemnity shall not apply to the extent Kirin has an indemnification obligation pursuant to Section 9.2 for such Loss. Aveo shall require equivalent indemnification of the Kirin Indemnitees as in clause (iii) of the foregoing sentence from each Sublicensee as to such Sublicensee’s activities described in such clause (iii).

9.2 Indemnification by Kirin. Kirin shall indemnify, hold harmless and defend Aveo, Aveo’s Affiliates, Aveo’s and its Affiliate’s Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the “Aveo Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against them to the extent that such Third-Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by Kirin in Article 8; (ii) the negligence or willful misconduct of any Kirin Indemnitee; or (iii) the development (which, for clarity, shall include all activities conducted prior to the Transition Date (as defined in Section 9.4) in connection with the Current KRN951 Clinical Study), manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products or Licensed Product Biomarkers by or for Kirin Indemnitees (to avoid any doubt, for this purpose, the Aveo Indemnitees’ Licensed Compound, Licensed Product, and Licensed Product Biomarker activities are not considered done by or for the Kirin Indemnitees) but excluding activities conducted after the Transition Date by or for the Kirin Indemnitees in connection with the Current KRN951 Clinical Study; provided that (a) the Aveo Indemnitees comply with the procedure set forth in Section 9.3; and (b) such indemnity shall not apply to the extent Aveo has an indemnification obligation pursuant to Section 9.1 for such Loss.

9.3 Procedure. To be eligible for its Kirin Indemnitees or Aveo Indemnitees (as applicable) to be indemnified hereunder, a Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 9 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party, at the defending Party’s expense on a pass-through basis) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not

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to be unreasonably withheld, delayed or conditioned. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 9.1 and 9.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 9.1 and 9.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 9.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

9.4 Insurance.

(a) General. Each Party shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of such Party. At a minimum, prior to the first Marketing Approval in a Party’s Territory, such Party shall be insured for [**] U.S. dollars (US$[**]) to cover its obligations under this Agreement. After Marketing Approval, each Party shall be insured for a minimum of [**] U.S. dollars (US$[**]) to cover its obligations under this Agreement. It is understood that such insurance or self-insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

(b) Current KRN951 Clinical Study. Kirin currently maintains clinical trial insurance covering the Current KRN951 Clinical Study. Promptly following the Effective Date, Aveo shall seek to obtain clinical trial insurance for the Current KRN951 Clinical Study, provided that Aveo may not be able to obtain such insurance until the sponsorship of the Current KRN951 Clinical Study is transferred to Aveo pursuant to Section 3.9. As used herein, the term “Transition Date” means the date of transfer of the sponsorship of the Current KRN951 Clinical Study from Kirin to Aveo. Until the Transition Date, Kirin shall maintain in force clinical trial insurance for the Current KRN951 Clinical Study; from and after the Transition Date, Aveo shall maintain in force clinical trial insurance for the Current KRN951 Clinical Study.

9.5 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 9 OR IN RESPECT OF A BREACH OF ARTICLE 7, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES (INCLUDING SUBLICENSEES AND OTHER LICENSEES) SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

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ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall become effective on the Effective Date and shall continue until it expires, with respect to each Licensed Product in each country of the Aveo Territory, upon the expiration of the last royalty or Sublicense Revenue sharing obligation with respect to such Licensed Product in such country as set forth in Sections 5.3, 5.4 and 5.7, or is earlier terminated pursuant to this Article 10 (the “Term”).

10.2 Termination for Breach.

(a) Notice. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party; provided that prior to sending any notice under this Section 10.2(a) with respect to a breach by Aveo of its obligations to use Commercially Reasonable Efforts, Kirin shall first follow the process set forth in Section 3.4. To be an effective notice under this Section 10.2(a), the written notice must (i) explicitly reference this Section 10.2, and (ii) explicitly state that if the breach is not cured, the notifying Party will have the right to terminate this Agreement. The allegedly breaching Party shall have [**] days from receipt of such notice to cure such breach; provided that the cure period shall be [**] days for breaches involving non-payment of any amount due hereunder.

(b) Failure to Cure. If the Party receiving notice of breach fails to cure such breach within such [**] day period (or [**] day period in the case of non-payment breaches), the Party originally delivering the notice may terminate this Agreement effective immediately upon delivery of a second written notice to the allegedly breaching Party.

10.3 Disputes. If a Party gives notice of termination under Section 10.2, and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 11. If as a result of such dispute resolution process it is determined that the notice of termination was proper by reason of a material breach of the Agreement and the breaching Party fails to cure such material breach within the applicable cure period after such determination, then such termination shall be deemed to be effective as of the date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

10.4 Elective Termination. Aveo shall have the right, in its sole discretion, to terminate this Agreement in its entirety or with respect to (a) any country of the Aveo Territory that is not a Major Market Country, (b) the United States, or (c) all of the Major Market Countries of the European Union, (i) by providing not less than thirty (30) days prior written notice of such termination to Kirin if a Third Party claims that a Licensed Compound or Licensed Product infringes such Third Party’s intellectual property in any country in the Aveo Territory, or (ii) by providing not less than ninety (90) days written notice to Kirin if, in Aveo’s opinion, the safety, patient tolerability, efficacy, or the profile or the commercial viability of the Licensed Product does not justify continued development by Aveo, its Affiliates and/or its Sublicensee(s) in the relevant country or territory. In the event of a partial termination

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by Aveo under this Section 10.4, this Agreement shall continue in full force and effect with respect to the countries of the Aveo Territory unaffected by such partial termination, and the provisions of Sections 10.5 and 10.6 shall apply solely with respect to the countries of the Aveo Territory that are affected by such partial termination. If Aveo has failed to be diligent with respect to any Major Market Country with respect to which it seeks to terminate, then termination with respect to such Major Market Country shall not relieve Aveo of responsibility for such diligence failure.

10.5 Survival.

(a) The following provisions shall survive any expiration or termination of this Agreement: Articles 1 and 9-12 and Sections 3.6, 3.10 (to the extent required to permit either Party (or its Affiliate, Sublicensee, or Other Licensee) to fulfill its reporting obligations to Regulatory Authorities), 4.5 (as qualified by Section 10.8 following the terminations covered by such Section), 4.6, 4.8, 4.9, 5.9-5.18 (to the extent necessary to govern mechanics of any accrued and any surviving payment obligations and related audits), 6.1, 6.2(c)-(e), 6.5 (as regards suits relating to allegedly infringing activities during the Term), 6.9, 7.1-7.4, and 8.4.

(b) Upon expiration of this Agreement with respect to a particular Licensed Product in a particular country, the licenses to Aveo pursuant to Section 4.1 shall automatically become, with respect to such Licensed Product and all Licensed Product Biomarkers in such country, freely sublicensable, perpetual, non-exclusive, and fully paid. Unless this Agreement is earlier terminated as provided in this Article 10, the licenses granted to Kirin pursuant to Sections 4.5 and 4.6 shall survive until the expiration of this Agreement with respect to all Licensed Products and Licensed Product Biomarkers, at which time they shall automatically convert to become freely sublicensable, perpetual, non-exclusive, and fully paid.

(c) Expiration and termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

10.6 Kirin’s Rights upon Certain Terminations. Upon termination of this Agreement by Kirin under Section 10.2, or by Aveo under Section 10.4:

(a) License Termination. The licenses granted by Kirin to Aveo under Article 4 shall terminate.

(b) License Grant; Patent and Know-How Assignment. Effective upon termination as provided in the first sentence of this Section 10.6, Aveo hereby assigns to Kirin any and all Aveo Product IP owned by Aveo directly or through any Affiliate (including to avoid doubt, Aveo’s interest in all Jointly Owned Product Patents), and if requested by Kirin in writing at the time, any manufacturing and any other contracts with respect to Licensed Compound, Licensed Product, or Licensed Product Biomarker. To the extent any Aveo Product IP is not owned by but is instead licensed to Aveo, Aveo hereby grants to Kirin (effective upon such termination) an exclusive, irrevocable, perpetual, fully-paid sublicense under such Aveo Product IP, to the extent (in the case of Third

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Parties that are not Sublicensees or contractors covered under Section 3.14) permitted under Aveo’s agreement with the licensor of such Aveo Product IP. In the case of Third Parties that are not Sublicensees or contractors covered under Section 3.14 Kirin shall pay Aveo or such Third Party licensor, as reasonably determined by Aveo, any payment due to such Third Party relating to such Aveo Product IP. In the case of Sublicensees and contractors covered under Section 3.14, Aveo is required to obtain certain royalty-free licenses extendable to Kirin, its Affiliates and Other Licensees as provided above in this Agreement.

(c) Trademark License. At Kirin’s election, effective upon such a termination Aveo shall grant to Kirin an exclusive, world-wide, fully paid, royalty-free license to use trademarks owned or controlled by Aveo and used solely in connection with the commercialization of Licensed Compounds, Licensed Products, and Licensed Product Biomarkers in the Aveo Territory. Promptly after such termination, Aveo shall immediately discontinue all use of such trademarks, and Aveo shall execute any documents required to effectuate the license granted by this Section 10.6(c), and any good will that Aveo has acquired or developed in any of the foregoing, to Kirin in the relevant country or countries of the Aveo Territory.

(d) Regulatory Filings. To the extent permitted by law, Aveo shall transfer to Kirin all INDs, Marketing Approval Applications, Marketing Approvals and other regulatory filings related to any Licensed Compounds, Licensed Product or Licensed Product Biomarker that Aveo holds as of the time of such termination. Aveo shall take all actions reasonably necessary to effect such transfer of such materials to Kirin.

(e) No Further Representations. Aveo shall discontinue making any representation regarding its status as a licensee of Kirin in the Aveo Territory for Licensed Compounds, Licensed Products and Licensed Product Biomarkers and shall cease conducting all activities with respect to the marketing, promotion, sale or distribution of all of the foregoing.

(f) Transition Assistance.

(i) To the extent requested by Kirin, for a period of [**] following the effective date of termination, Aveo shall also provide such assistance as may be reasonably necessary to transfer and/or transition over a reasonable period of time to Kirin any licenses and other contracts specific to Licensed Compounds and Licensed Products (including clinical trial and manufacturing agreements with respect thereto), to the extent such agreements are in effect as of the effective date of termination and such assignment is permitted.

(ii) In addition, to the extent that Aveo or an Aveo Affiliate or Sublicensee is then manufacturing Licensed Products for the Aveo Territory, Aveo shall use Commercially Reasonable Efforts to (or cause its Affiliate or Sublicensee to) continue to manufacture Licensed Products for Kirin’s use in the Aveo Territory until the earlier of (i) [**] months after the effective date of termination, and (ii) such time as Kirin has validated an alternative manufacturer, and quantities of Licensed Product supplied by such manufacturer may legally be sold in the Aveo Territory. Any such Licensed Product shall be supplied to Kirin at Aveo’s fully burdened manufacturing cost, determined in accordance with GAAP.

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(g) Remaining Inventories. Kirin shall have the right to purchase from Aveo all of the inventory of Licensed Products and Licensed Product Biomarkers held by Aveo as of the effective date of termination at a price equal to Aveo’s fully burdened manufacturing cost, determined in accordance with GAAP, but only if the following conditions are met as of the date of supply: (i) any such Licensed Compounds and Licensed Products meet the applicable release specifications; and (ii) the continued use of such Licensed Compounds and Licensed Products does not cause objectively valid safety concerns for which Kirin is not willing to fully indemnify Aveo. Kirin shall notify Aveo within [**] months after termination whether Kirin elects to exercise such right.

(h) Affiliates and Sublicensees. Aveo shall cause its Affiliates and Sublicensees to comply with Section 10.6(a)-(g) as if they were Aveo.

10.7 Treatment of Sublicensees. If this Agreement is terminated by Kirin pursuant to Section 10.2, any Sublicense granted by Aveo in compliance with this Agreement the Sublicensee for which is then in good standing and has not contributed to the breach that led to termination (excluding only payment breaches) shall remain in full force and effect pursuant to the terms thereof, notwithstanding such termination, but all monies and other obligations due thereunder shall become immediately due to Kirin instead of Aveo. The foregoing sentence only applies if the Sublicensee promptly (within [**] days after termination) pays to Kirin any amounts due hereunder that have not by then been paid by Aveo, that are due hereunder in respect of the particular Sublicensee’s sublicensed territory.

10.8 Aveo’s Rights Upon Certain Terminations. If Aveo terminates this Agreement under Section 10.2, then the Parties’ rights and obligations under this Agreement shall remain in effect until the time this Agreement would otherwise have expired, provided that: (i) the rights and licenses granted to Aveo pursuant to Sections 4.1 and 4.2 shall survive, provided that the provisions of Section 4.2(e) and (f) shall no longer apply; (ii) the rights and licenses granted to Kirin pursuant to Sections 4.5 and 4.6 shall immediately convert to become non-exclusive, and (iii) the following provisions of the Agreement shall no longer apply: (A) Aveo’s obligations to share and discuss Aveo Annual Development Plans and Aveo Annual Clinical Development Plans with Kirin under Article 2; (B) Aveo’s obligations to participate in Development Committee meetings in Article 2; (C) Aveo’s obligations under Sections 3.3, 3.7, 4.3, 4.7, 4.10, 4.12 (without implying any right or license for Aveo or its Affiliates or the Sublicensees to sell into the Kirin Territory), and 4.13 (meaning that to the extent this subsection (C) relieves Aveo of certain performance obligations, the Sublicensees shall be relieved to the same extent); and (D) Kirin’s rights under Sections 3.3, 4.3, 4.7, and 4.10. For purposes of the duration of the Parties’ obligations under Article 7, the Term shall be deemed to continue until the time it would otherwise have expired if Aveo had not terminated the Agreement.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Seeking Consensus. If any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability, performance or breach of this Agreement arises between the Parties and cannot be resolved by the Development Committee pursuant to Section 2.2(f) (“Dispute”), then upon the written request of either Party, the Parties shall have senior

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executives with decision-making authority of each Party meet and discuss in good faith the matter. The written request shall explain the nature of the Dispute and refer to the relevant provisions of the Agreement upon which the Dispute is based. The complaining Party shall also set forth a proposed solution to the problem, including a suggested time frame within which the Parties must act. The non-complaining Party must respond in writing within [**] days of receiving the notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The complaining Party must initiate the scheduling of this resolution meeting. The Parties shall have such senior executives, and other personnel as necessary, meet within [**] days after the initial request in writing by either Party. The Parties shall discuss possible options for resolving the Dispute, including a discussion of whether mediation may be a useful mechanism for resolving the Dispute; provided that neither Party shall be obligated to enter into or participate in mediation. If the matter is not resolved within [**] following the request for discussions, and the Parties have not agreed upon mediation, then either Party may then invoke arbitration in accordance with this Article 11. If mediation takes place and is unsuccessful, then either Party may then invoke arbitration in accordance with this Article 11.

11.2 Arbitration, Rules and Place. Any Disputes not resolved after all procedures under Section 11.1 may be referred by either Party to final and binding arbitration in accordance with the remainder of this Article 11 by written notice to the other Party. If a Party intends to begin an arbitration to resolve a Dispute, such Party shall provide written notice by certified or registered mail to the other Party informing such other Party of such intention and the issues to be resolved. The complaining Party’s notice shall include a detailed description of the Dispute. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce Rules (“ICC Rules”) except to the extent of any conflict with this Article 11. The Parties consent to the exclusive jurisdiction of such Dispute resolution mechanism. Any situation not expressly covered by this Agreement shall be decided in accordance with the ICC Rules. The arbitration shall take place in San Francisco, U.S.A., and the arbitration proceeding shall be conducted in English.

11.3 Arbitrator. The arbitrator shall be one (1) neutral, independent and impartial arbitrator with experience in the area of the Dispute selected pursuant to the ICC Rules; provided that upon the request of either Party, the arbitration will be submitted to a panel of three (3) neutral, independent and impartial arbitrators with experience in the area of Dispute, with one (1) arbitrator selected by each of Kirin and Aveo and the third selected by the other two (2) arbitrators (collectively the “arbitrator”).

11.4 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of law).

11.5 Legal Fees. Subject to Section 11.8(c), each Party shall bear its own legal fees, costs and expenses.

11.6 Injunctive Relief. Provided a Party has made a sufficient showing, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

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Notwithstanding the foregoing or any other provision of this Article 11, the Parties shall have the right to request one or more provisional equitable remedies from a court of competent jurisdiction in aid of arbitration.

11.7 Discovery. The Parties shall be entitled to discovery as provided in the ICC Rules. To the extent such rules of discovery are within the discretion of the neutral arbitrator, it is the intent of the Parties that they be permitted to conduct meaningful discovery in order to minimize the potential for surprise at the proceeding and encourage settlement prior to such proceeding, but that discovery not be unduly burdensome or delay the deadline in Section 11.8(a) for issuance of the arbitrator’s award.

11.8 Award.

(a) The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies that would not be available to a judge hearing the same Dispute, and the arbitrator shall not be entitled to reform, modify or materially change this Agreement except in accordance with Section 12.13. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate judicial rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator). A written award shall be rendered by the arbitrator following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrator as provided for in Section 11.3.

(b) Reasons for the arbitrator’s decisions should be complete and explicit in the arbitrator’s award. The arbitrator shall provide a full transcript and record of the proceedings as well as written decisions including all determinations of law and fact to the Parties within fifteen (15) days after the end of the arbitration proceedings. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.

(c) The arbitrator shall assess the costs of the arbitration, including administrative costs and arbitrator fees, and the reasonable attorneys’ fees and other legal expenses of the Party winning the arbitration (collectively “attorneys fees”) against the Party losing the arbitration, unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide the costs of arbitration according to his or her sole discretion, and the Parties shall each be responsible for their respective attorneys’ fees. The precise sums of any award of attorneys fees, to a Party shall be determined after a bill of attorneys fees, expenses and costs has been presented following the award on the merits.

(d) If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator may also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

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(e) With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive, exemplary or consequential damages (except that a Party’s direct damages may include consequential damages paid to a Third Party covered by an indemnification obligation hereunder). By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive, exemplary or consequential damages (except that a Party’s direct damages may include consequential damages paid to a Third Party covered by an indemnification obligation hereunder). The only damages recoverable under this Agreement are direct compensatory damages, together with equitable (non-monetary) remedies as ordered by the arbitrator.

(f) The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

11.9 Payment. Any monetary award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

11.10 Enforcement. Each Party agrees that such award may be entered in a court of competent jurisdiction, if necessary, to its enforcement.

11.11 Confidentiality. The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any Dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

11.12 Waiver. By agreeing to binding arbitration, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute were determined by a litigation in court, including the right to seek or obtain certain types of damages precluded by the arbitration procedures set forth in this Article 11, the right to a trial by jury, and the right to invoke formal rules of procedure and evidence.

11.13 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

ARTICLE 12

MISCELLANEOUS

12.1 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Kirin or Aveo from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

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12.2 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties (including the Prior Agreements with respect solely to (a) Confidential Information, and (b) inventions conceived under the Prior Agreements, including the “Inventions” as defined in the Material Transfer Agreement referred to in clause (ii) of the definition of Prior Agreements). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.3 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party to the other are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code. Each Party agrees that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the foregoing, the Parties further agree that if a bankruptcy proceeding is commenced by or against one Party (the “Debtor”) then, in the event the Debtor rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law and the other Party elects to retain its rights hereunder pursuant to Section 365(n) of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. The Parties further agree, without limiting the foregoing, that unless and until the Debtor rejects this Agreement pursuant to applicable law, the Debtor shall perform all of its obligations hereunder or immediately provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession; provided, however, that upon assumption of this Agreement by the Debtor pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall promptly return all such tangible materials, intellectual property and embodiments thereof that have been provided to it solely as a result of this Section 12.3.

12.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be excused by reason of a Force Majeure affecting the payor.

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12.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Kirin:

Kirin Brewery Co., Ltd.

6-26-1, Jingumae

Shibuya-ku, Tokyo, 150-8011 Japan

Attention: Vice President, Licensing Department

Facsimile: + 81 (3) 5485 6720

with a required copy to:

Morrison & Foerster LLP

425 Market Street San

Francisco, CA 94105

Attention: Laura O. Spiegelman

Facsimile: +1 (415) 268-7522

In the case of Aveo:

Aveo Pharmaceuticals, Inc.

75 Sidney Street

Cambridge, MA 02139

Attention: Chief Business Officer

Facsimile: (617) 995-4995

with a required copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Singer, Esq.

Facsimile No.: (617) 526-5000

12.6 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

12.7 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a

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reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import.

12.8 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.9 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, (a) in whole or in part (divided on a geographic basis but not otherwise), to any of its respective Affiliates; provided that such Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; such Affiliate has acknowledged and confirmed this in writing effective as of such assignment or other transfer; and such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor; or (b) as a whole, if either Party merges with, or all or substantially all of its business or assets are acquired by, another entity (whether by merger, sale of assets, sale of stock or otherwise) (an “M&A Event”), to the Party’s merger partner or the acquiror as part of that M&A Event. To avoid doubt, Aveo’s Affiliates having received partial assignment of this Agreement, even if the Affiliate is later acquired by a Third Party, are not entitled to further assign rights under the partial assignment of this Agreement outside the Aveo and Aveo Affiliates corporate family; if an Aveo Affiliate leaves the Aveo and Aveo Affiliates corporate family it must re-assign its rights under this Agreement to Aveo (or another Aveo Affiliate) prior to the departure from the family becoming effective. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of the assigning Party. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.9 shall be null and void. In addition to the foregoing, Aveo acknowledges that Kirin has publicly announced its plans to create a new pharmaceutical entity in July, 2007 (or thereabouts). Aveo hereby acknowledges and agrees that Kirin shall be entitled to assign this Agreement in connection with the establishment of such entity, provided that Kirin shall remain jointly and severally liable with such assignee in respect of all obligations so assigned; such assignee has acknowledged and confirmed this in writing effective as of such assignment or other transfer; and such assignee shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to Kirin.

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12.10 Performance by Affiliates. Each of the Parties acknowledge that obligations under this Agreement may be performed by Affiliates of Kirin and Aveo, and each of Kirin and Aveo guarantee performance of this Agreement by its respective Affiliates. If any dispute arises out of the performance of this Agreement by an Affiliate, or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute shall have the right do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.

12.11 Independent Contractors. It is expressly agreed that Kirin and Aveo shall be independent contractors and that the relationship between them shall not constitute a partnership, joint venture or agency. Neither Kirin nor Aveo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

12.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in the alternative dispute resolution proceedings specified in Article 11 from which no court appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.14 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

12.16 Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Kirin and Aveo execute this Agreement by the hands of their duly authorized officers, effective as of the Effective Date:

Kirin Brewery, Co., Ltd.		AVEO Pharmaceuticals, Inc.

By:	/s/ Katsuhiko Asano	By:	/s/ Tuan Ha-Ngoc
Name:	Katsuhiko Asano	Name:	Tuan Ha-Ngoc
Title:	Managing Executive Officer,	Title:	President and CEO
President of Pharmaceutical Division

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LIST OF EXHIBITS

Exhibit A —	Asian Countries

Exhibit B —	List of Patent Families for Listed Kirin Patents

Exhibit C —	[Intentionally Omitted]

Exhibit D —	Inventory of Licensed Compound and Licensed Product That Will be Transferred; Specifications for Supplied Materials

Exhibit E —	Timeline for Diligence Goals

Exhibit F —	Existing Licensed Know-How

Exhibit G —	Initial Public Announcement

Exhibit H —	Certain Kirin Third-Party Contracts for KRN951

Exhibit I —	Bill of Sale for Finished Product at [**]

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EXHIBIT A

ASIAN COUNTRIES

Afghanistan

Bahrain

Bangladesh

Bhutan

Brunei

Cambodia

India

Indonesia

Iran

Iraq

Israel

Japan

Jordan

Kuwait

Laos

Lebanon

Malaysia

Maldives

Mongolia

Myanmar

Nepal

North Korea

Oman

Pakistan

Peoples Republic of China (including Hong Kong and Macao)

Philippines

Qatar

Saudi Arabia

Singapore

South Korea

Sri Lanka

Syria

Taiwan

Thailand

Timor-Leste

Turkey

United Arab Emirates

Vietnam

Yemen

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EXHIBIT B

LIST OF PATENT FAMILIES

Families

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of 3 pages were omitted.

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EXHIBIT C

[Intentionally Omitted]

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EXHIBIT D

INVENTORY OF LICENSED COMPOUND AND LICENSED PRODUCT

THAT WILL BE TRANSFERRED;

SPECIFICATIONS FOR SUPPLIED MATERIALS

Bulk Drug Substance Containing KRN951

[**] Kg at $[**]/Kg

Finished Licensed Product Containing KRN951

About [**] 1.0 mg capsules at $[**]/1,000 capsules

About [**] 1.5 mg capsules at $[**]/1,000 capsules

About [**] 2.0 mg capsules at $[**]/1,000 capsules

Specifications for KRN951 Drug Substance

Test name	Specifications
Appearance	[**]
Identification	[**]
Related substances
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]
Organic volatile impurities
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Water	[**]
Assay	[**]
[**]	[**]

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Specifications for KRN951 Drug Product

Test name	Specifications
Appearance	[**]
Related substances
[**]	[**]
[**]	[**]
[**]	[**]
Other individual impurities	[**]
Total impurities	[**]
Dissolution	[**]
Assay	[**]

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EXHIBIT E

TIMELINE FOR DILIGENCE GOALS

[**]

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EXHIBIT F

EXISTING LICENSED KNOW-HOW

Category I	Category II	Report No.	J/E	Date of Report	Study title	GXP	Facility	Provided to Aveo?	Contract Active?	pdf file name

[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of 24 pages were omitted.

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EXHIBIT G

INITIAL PUBLIC ANNOUNCEMENT

AVEO PHARMACEUTICALS	NOONAN RUSSO (MEDIA)

Tuan Ha-Ngoc	Benjamin Carmichael
President & CEO	Account Executive
thangoc@aveopharma.com	Benjamin.Carmichael@eurorscg.com
(617) 299-5969	(212) 845-4242

AVEO ACQUIRES CLINICAL STAGE ANTI-CANCER COMPOUND FROM KIRIN

- AVEO adds Phase II-ready VEGF receptor inhibitor to growing product portfolio -

CAMBRIDGE, Mass. Jan. xx, 2007 – AVEO Pharmaceuticals, Inc., a biopharmaceutical company focused on the discovery and development of novel cancer medicines, today announced it has acquired from Kirin Brewery Co., Ltd. an exclusive license to develop and commercialize Kirin’s highly potent and selective, once-a-day, oral VEGF receptor inhibitor, KRN951, in all territories outside of Asia. Financial terms of the agreement were not disclosed.

KRN951 is currently completing a 30-patient Phase I clinical trial in patients with advanced solid tumors in which the maximum tolerated dose of KRN951 has been established. Results recently presented at the EORTC-NCI-AACR meeting in Prague by lead investigator Dr. Ferry Eskens of the Department of Medical Oncology, Erasmus Medical Center in Rotterdam, found that of seven patients with refractory renal cell carcinoma enrolled to date, all have achieved either a partial response or stable disease as defined by the trial protocol, with one patient exhibiting a response lasting more than 2.5 years. Treatment with KRN951 in the trial was well-tolerated. The most common side effect seen in the trial was hypertension — an expected mechanism-based toxicity. Blood pressure was readily controlled by standard antihypertensive agents in all but one of the patients who developed hypertension during the trial.

AVEO expects to commence Phase II clinical studies for KRN951 by mid-2007. Given the strong activity signal in the Phase I trial, AVEO initially plans to develop KRN951 for the treatment of renal cell carcinoma, but also intends to develop this well-tolerated VEGF receptor inhibitor as a combination treatment in multiple solid tumor types. AVEO will apply its unique Human Response PredictionTM Platform to identify optimal chemotherapy combinations, as well as additional patient populations likely to respond to KRN951 monotherapy and combination therapy.

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“The licensing of KRN951 is a significant event for AVEO, as we continue to build out a clinical-stage portfolio of targeted therapies intended to serve major unmet medical needs in cancer,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “AVEO’s strategy has been to develop a balanced portfolio of products that address the major pathways implicated in cancer. Like AV-412, AVEO’s EGFR/HER2 inhibitor currently in Phase I clinical trials, KRN951 is directed against a validated target demonstrated to be important in multiple cancer types but has unique properties that confer upon it the real potential to become best-in-class.”

“The benefit of VEGF receptor inhibition in multiple tumor types is now well-accepted,” added Dr. Rick Klausner, former director of the National Cancer Institute and a member of AVEO’s Scientific Advisory Board. “Notwithstanding this, however, the field also recognizes that, as has been the case with many other novel mechanisms, first generation inhibitors may be sub-optimal in important respects. There is no doubt that a significant opportunity remains for a potent, specific, and well-tolerated VEGF receptor inhibitor, particularly one with the target selectivity of this compound, that can easily be combined with other anti-cancer drugs.”

“We are very pleased to be partnering KRN951 with AVEO,” said Katsuhiko Asano, President of Pharmaceutical Division, Kirin Brewery Co., Ltd. “Although Kirin had the opportunity to partner KRN951 with a number of different companies, we believe that AVEO’s unique expertise in cancer biology and commitment to translational medicine offer the best chance for realizing the benefit that KRN951 may have for cancer patients.”

About KRN951

KRN951 is a novel, oral angiogenesis inhibitor that is highly potent and specific for VEGF receptors 1, 2 and 3. Angiogenesis inhibition has demonstrated benefit for patients with a wide range of cancer types, including renal cell carcinoma, metastatic breast cancer, colorectal cancer, and non-small cell lung cancer. Due to its specificity, KRN951 may be more readily combined with standard chemotherapy as well as other targeted therapies, potentially increasing the breadth of its clinical utility. AVEO’s translational research effort, comprising its Human Response PredictionTM Platform, offers an opportunity to exploit KRN951’s unique characteristics and will provide further insight into potential clinical settings, tumor subtypes and responsive patient populations.

About AVEO

AVEO is a private biopharmaceutical company focused on the discovery and development of novel cancer therapeutics. The Company utilizes its proprietary, genetically-defined cancer models for the identification and validation of novel cancer targets, and has begun to build an impressive portfolio of drug discovery and development programs around these high-value targets. AVEO also uses its Human Response Prediction™ Platform to identify genetic profiles that correspond with patient responsiveness. AVEO expects to commence Phase 2 clinical studies by mid-2007 for KRN951, its oral, second-generation VEGF receptor inhibitor and most advanced clinical program. AV-412, AVEO’s EGFR/HER2 inhibitor, is currently in Phase I clinical trials. AV-299, a novel anti-HGF mAb, is currently being manufactured by Xoma under a supply agreement in anticipation of entering the clinic in early 2008. AVEO is located in Cambridge, Massachusetts. For more information, please visit the company’s website at www.aveopharma.com.

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About Kirin Brewery Co., Ltd.

Kirin Brewery Co., Ltd. is a research-driven company, producing a wide range of consumer food and pharmaceutical products. Kirin focuses on its areas of strength: kidney disease, cancer and hematology, immune disorder and infectious diseases. It markets erythropoietin for end-stage renal disease and G-CSF for cancer patients in Asia. The company is committed to scientific progress, pharmaceutical advancement and the creation of products that benefit worldwide people’s welfare. More information about the company can be found by visiting http://www.kirin.co.jp/.

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EXHIBIT H

CERTAIN KIRIN THIRD-PARTY CONTRACTS FOR KRN951

[**]

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EXHIBIT I

BILL OF SALE FOR FINISHED PRODUCT AT [**]

This BILL OF SALE is entered into as of December     , 2006 (the “Effective Date”) by and between KIRIN BREWERY, CO., LTD, a Japanese corporation with its principal offices at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, 104-8288 Japan (“Kirin”), and AVEO PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at 75 Sidney Street, Cambridge, MA 02139 United States (“Aveo”).

Recitals

WHEREAS, Aveo and Kirin are parties to a License Agreement dated as of December     , 2006 (the “Agreement”); and

WHEREAS, Aveo and Kirin now desire to carry out the intent and purpose of the Agreement by Kirin’s execution and delivery to Aveo of this instrument evidencing the conveyance, assignment, transfer and delivery of certain quantities of KRN951 finished product currently in the possession of [**] or hereafter produced by [**] in fulfillment of the Settlement Agreement dated 14 September 2006 between Kirin and [**] (which agreement Kirin is assigning to Aveo), as referenced in Section 3.11(a) of the Agreement and enumerated in Exhibit A to this Bill of Sale (the “Transferred Product Quantities”);

NOW, THEREFORE, in consideration of the covenants set forth in the Agreement, Kirin does hereby sell to Aveo, all of Kirin’s right, title and interest in and to the Transferred Product Quantities, subject to the terms and conditions of the Agreement.

Kirin hereby authorizes [**] to release and provide the Transferred Product Quantities to Aveo without the need for further instructions from Kirin.

If any provision of this Bill of Sale conflicts with a provision in the Agreement, the provision in the Agreement shall be deemed to be controlling and shall prevail. This Bill of Sale does not in any way amend, alter or modify, nor shall it be used to interpret, the terms of the Agreement. This instrument shall be binding upon and shall inure to the benefit of the successors and assigns of Aveo. This Bill of Sale shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York.

IN WITNESS WHEREOF, Kirin has executed, made and delivered this Bill of Sale as of the Effective Date and Aveo has acknowledged this.

Kirin Brewery, Co., Ltd.	Acknowledged by AVEO
Pharmaceuticals, Inc.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A TO BILL OF SALE

INVENTORY OF EXISTING TRANSFERRED PRODUCT QUANTITIES

KRN951 Inventory List

The following table shows the inventory of KRN951, bulk capsules and packaged capsule (bottle or box) at [**] as of December 15, 2006.

No.	PMID	Lot. No.	Batch No.	Description	Strength	Purpose	Process	Remaining Amount	Shipment / Dispense	Expiry Date

1	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

2	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

3	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

4	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Additionally, the Bill of Sale covers all quantities of KRN951 produced or to be produced under the Settlement Agreement dated 14 September 2006 between Kirin and [**].